UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FireEye, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIREEYE, INC.

1440 McCarthy Blvd.

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on Thursday, June 1, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 annual meeting of stockholders (the “Annual Meeting”) of FireEye, Inc., a Delaware corporation (“FireEye”). The Annual Meeting will be held on Thursday, June 1, 2017 at 10:00 a.m. Pacific Time, at 1390 McCarthy Blvd., Milpitas, California 95035, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect two Class I directors to serve until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017;

3. To conduct an advisory vote to approve the compensation of our named executive officers for our fiscal year ended December 31, 2016, as described in the proxy statement; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 3, 2017 as the record date for the Annual Meeting. Only stockholders of record on April 3, 2017 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 17, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the Internet address listed on the Notice.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions.

Thank you for your continued support of FireEye.

By order of the Board of Directors,

Kevin R. Mandia

Chief Executive Officer

Milpitas, California

April 17, 2017

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FIREEYE, INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Time on Thursday, June 1, 2017

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at our 2017 annual meeting of stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 1, 2017 at 10:00 a.m. Pacific Time, at 1390 McCarthy Blvd., Milpitas, California 95035. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 17, 2017 to all stockholders entitled to receive notice of and to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement. Please read the entire proxy statement carefully before voting your shares.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017;

•	an advisory vote to approve named executive officer compensation; and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does our board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR the two nominees for election as Class I directors;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017; and

•	FOR the approval, on an advisory basis, of named executive officer compensation.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our board of directors does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 3, 2017, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 177,856,766 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Stockholder of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date, and present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:

•	You may vote via the Internet or by telephone. To vote via the Internet or by telephone, follow the instructions provided in the Notice of Internet Availability of Proxy Materials. If you vote via the Internet or by telephone, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 31, 2017. Alternatively, you may request a printed proxy card by telephone at 888-776-9962, over the Internet at https://us.astfinancial.com/proxyservices/requestmaterials.asp, or by email at info@astfinancial.com.

•	You may vote by mail. If you have received printed proxy materials by mail and would like to vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it to the tabulation agent in the enclosed postage-paid envelope so that it is received no later than May 31, 2017. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the Annual Meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR the two nominees for election as Class I directors, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017, and FOR the approval, on an advisory basis, of named executive officer compensation.

•	You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	entering a new vote by Internet or telephone;

•	signing and returning a new proxy card with a later date;

•	delivering a written revocation to our Secretary at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, California 95035, by 11:59 p.m. Eastern Time on May 31, 2017; or

•	attending the Annual Meeting and voting in person.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR the two nominees for election as Class I directors (Proposal No. 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017 (Proposal No. 2);

•	FOR the approval, on an advisory basis, of named executive officer compensation (Proposal No. 3); and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote to approve named executive officer compensation) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1 and Proposal No. 3, which would result in a “broker non-vote,” but your broker, bank or other nominee may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. As noted above, as of the Record Date, there were a total of 177,856,766 shares of common stock outstanding, which means that 88,928,384 shares of common stock must be represented in person or by proxy at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2 and Proposal No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by the affirmative vote of shares representing a majority of the votes cast for each Class I director nominee, abstentions will have no impact on the outcome of such proposal as long as a quorum exists given abstentions are not considered as votes cast.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: To be elected, each Class I director nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning the number of votes “FOR” that nominee must exceed the number of votes “AGAINST” that nominee. You may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on the election of any nominee, the abstention will have no effect on the election of that nominee.

•	Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

•	Proposal No. 3: The approval, on an advisory basis, of named executive officer compensation requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal No. 3, the abstention will have the same effect as a vote AGAINST the proposal.

What happens if a director nominee who is duly nominated does not receive a majority vote?

Our board of directors only nominates for election candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which they face reelection and (ii) our board of directors’ acceptance of such resignation. In an uncontested election, our board of directors, after taking into consideration the recommendation of our nominating and corporate governance committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives a greater number of votes “AGAINST” such nominee’s election than votes “FOR” such nominee’s election. In the event of a contested election, the director nominees who receive the largest number of votes cast “FOR” their election will be elected as directors.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We hired D.F. King & Co., Inc. (“D.F. King”) to help us solicit proxies. We expect to pay D.F. King a solicitation fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission, or the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within FireEye or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Will members of the board of directors attend the Annual Meeting?

We encourage, but do not require, our board members to attend the Annual Meeting. Those who do attend will be available to answer appropriate questions from stockholders.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials and annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

FireEye, Inc.

Attention: Secretary

1440 McCarthy Blvd.

Milpitas, CA 95035

(408) 321-6300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 18, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

FireEye, Inc.

Attention: Secretary

1440 McCarthy Blvd.

Milpitas, CA 95035

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2018 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 1, 2018; and

•	not later than March 3, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. In addition, pursuant to our bylaws, at any time before, on or after the day of the Annual Meeting, our board of directors may increase the authorized number of directors and fill the vacancy or vacancies created thereby with one or more new directors.

There are three Class I directors whose current term of office expires at the Annual Meeting: Kimberly Alexy, William M. Coughran Jr. and Stephen Pusey. On March 28, 2017, Mr. Coughran notified us of his decision to not stand for re-election at the Annual Meeting and, accordingly, the authorized number of directors will be reduced effective as of the Annual Meeting to eliminate any vacancy on our board of directors resulting from the expiration of his term.

Our board of directors has nominated Ms. Alexy and Mr. Pusey for re-election at the Annual Meeting to serve as Class I directors until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified.

The following table sets forth the names, ages as of April 3, 2017, and certain other information for each of the directors whose terms expire at the Annual Meeting and for each of the directors whose terms do not expire at the Annual Meeting:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term For Which Nominated
1. Directors Whose Terms Expire at the Annual Meeting
Kimberly Alexy(1)	I	46	Director	2015	2017	2020
William M. Coughran Jr.(2)(3)	I	64	Director	2012	2017	—
Stephen Pusey(3)	I	55	Director	2015	2017	2020

2. Directors Whose Terms Do Not Expire at the Annual Meeting
Deepak Ahuja(1)	II	54	Director	2015	2018	—
Ronald E. F. Codd(1)(2)	III	61	Director	2012	2019	—
Kevin R. Mandia(4)	III	46	Chief Executive Officer and Director	2016	2019	—
Enrique Salem(3)(4)	III	51	Chairman of the Board	2013	2019	—

(1)	Member of our audit committee
(2)	Member of our nominating and corporate governance committee
(3)	Member of our compensation committee
(4)	Member of our government classified information and security committee

Nominees for Director

Kimberly Alexy has served as a member of our board of directors since January 2015. Ms. Alexy has served as the Principal of Alexy Capital Management, a private investment management firm that she founded, since June 2005. Ms. Alexy has served on the board of directors of CalAmp Corp. since May 2008, the board of directors of Five9, Inc. since October 2013, the board of directors of Microsemi Corporation since September 2016 and the board of directors of Alteryx, Inc. since March 2017. She previously served on the board of directors of SMART Modular Technologies (WWH), Inc. from September 2009 to August 2011, the board of directors of SouthWest Water Company from August 2009 to September 2010, the board of directors of Dot Hill Systems Corp. from December 2005 to May 2010, and the board of directors of Maxtor Corporation from June 2005 to May 2006. From 2012 to 2014, Ms. Alexy served as an Adjunct Lecturer at San Diego State University in the Graduate School of Business. From 1998 to 2003, she served as Senior Vice President and Managing Director of Equity Research for Prudential Securities, where she served as principal technology hardware analyst for the firm. Prior to joining Prudential, Ms. Alexy served as Vice President of Equity Research at Lehman Brothers, where she covered the computer hardware sector, and Assistant Vice President of Corporate Finance at Wachovia Bank. Ms. Alexy is a Chartered Financial Analyst (CFA), and holds a B.A. from Emory University and an M.B.A. with a concentration in Finance and Accounting from the College of William and Mary. Our board of directors believes that Ms. Alexy possesses specific attributes that qualify her to serve as a director, including her accounting expertise, extensive experience on public company boards and her experience in the financial services industry as an investment professional.

Stephen Pusey has served as a member of our board of directors since June 2015. Mr. Pusey served as the Group Chief Technology Officer of Vodafone Group Plc from September 2006 to August 2015, and as a member of its board of directors from June 2009 to August 2015. From 1982 to August 2006, Mr. Pusey held various positions at Nortel Networks, most recently as Executive Vice President and President, Nortel EMEA. Mr. Pusey has served on the board of directors of Centrica plc since April 2015, and previously served as a Vodafone representative board member of Verizon Wireless from January 2009 to September 2013. Mr. Pusey holds a TEC degree in Communications and Microelectronics from Uxbridge Technical College and a Higher TEC degree in Communications and Microelectronics from Acton Technical College and attended the Advanced Management Program at Harvard University. Our board of directors believes that Mr. Pusey possesses specific attributes that qualify him to serve as a director, including his more than 35 years of international business experience across a number of technology and service provider markets and the perspective and experience he brings as a former group chief technology officer and board member for a large international public company.

Other Directors

Deepak Ahuja has served as a member of our board of directors since September 2015. Mr. Ahuja has served as the Chief Financial Officer of Tesla Motors, Inc. since March 2017, and previously served in such role at Tesla Motors from July 2008 to November 2015. Prior to joining Tesla Motors, Mr. Ahuja served in various positions at Ford Motor Company from August 1993 to July 2008, most recently as the Vehicle Line Controller of Small Cars Product Development from July 2006 to July 2008, and as Chief Financial Officer for Ford of Southern Africa from February 2003 to June 2006. Mr. Ahuja also served as the Chief Financial Officer for Auto Alliance International, a joint venture between Ford and Mazda, from September 2000 to February 2003. Mr. Ahuja holds an M.S.I.A. (which was subsequently redesignated as an M.B.A.) from Carnegie Mellon University, an M.S. in materials engineering from Northwestern University and a B. Tech in ceramic engineering from Banaras Hindu University in India. Our board of directors believes that Mr. Ahuja possesses specific attributes that qualify him to serve as a director, including his extensive executive experience and his financial and accounting expertise with international companies.

Ronald E. F. Codd has served as a member of our board of directors since July 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., a provider of human resource management systems. Mr. Codd has served on the board of directors of ServiceNow, Inc., Rocket Fuel Inc., and Veeva Systems Inc. since February 2012. Additionally, Mr. Codd previously served on the boards of directors of numerous information technology companies, including most recently DemandTec, Inc., Interwoven, Inc. and Data Domain, Inc. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. in Finance and M.I.S. from the Kellogg Graduate School of Management at Northwestern University. Our

board of directors believes that Mr. Codd possesses specific attributes that qualify him to serve as a director, including his extensive management and software industry experience, and his experience in finance.

William M. Coughran Jr. has served as a member of our board of directors since July 2012. Mr. Coughran has been a partner of Sequoia Capital, a venture capital firm, since October 2011. He currently serves on the board of directors of multiple private companies, and he served on the board of directors of Clearwell Systems, Inc. from March 2005 to June 2011, when it was acquired by Symantec, Inc. Prior to joining Sequoia Capital, Mr. Coughran held a number of roles at Google Inc. from April 2003 to September 2011, including Senior Vice President of Engineering. At Google, he was responsible for security efforts as well as serving on the executive committee and as an advisor to the founders and Eric Schmidt. Prior to Google, Mr. Coughran co-founded Entrisphere, Inc., a telecom equipment vendor, and served as its initial Chief Executive Officer and in other roles from November 1999 to December 2002. From 1980 to 1999, Mr. Coughran held a number of roles at Bell Labs, Inc. (originally part of AT&T, Inc. and then Lucent Technologies, Inc.), including vice president of the Computing Sciences Research Center, known for key developments in operating and distributed systems as well as early work in networked computer security. Mr. Coughran has held adjunct and visiting faculty roles at Stanford University, Duke University, and ETH Zürich. Mr. Coughran has a B.S. and M.S. in Mathematics from California Institute of Technology and an M.S. and Ph.D. in Computer Science from Stanford University. Mr. Coughran is not standing for re-election at the Annual Meeting and, accordingly, it is anticipated that his service on our board of directors will be completed on June 1, 2017.

Kevin R. Mandia has served as our Chief Executive Officer since June 2016 and as a member of our board of directors since February 2016. He previously served as our President from February 2015 to June 2016 and as our Senior Vice President and Chief Operating Officer from the date of FireEye’s acquisition of Mandiant Corporation, or Mandiant, in December 2013 through February 2015. Prior to joining FireEye, Mr. Mandia was the Chief Executive Officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the Director of Computer Forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the Director of Information Security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches: Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001). Our board of directors believes that Mr. Mandia possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his extensive senior management expertise in the network security industry.

Enrique Salem has served as a member of our board of directors since February 2013 and as our Chairman of the Board since March 2017. Mr. Salem previously served as our Lead Independent Director from February 2016 to March 2017. He has been a managing director of Bain Capital Ventures, a venture capital firm, since July 2014. Mr. Salem was president, Chief Executive Officer and a director of Symantec Corporation, a provider of information security, storage and systems management solutions, from April 2009 until July 2012. Mr. Salem was Chief Operating Officer of Symantec Corporation from January 2008 to April 2009, group President, Worldwide Sales and Marketing from April 2007 to January 2008, group President, Consumer Products from May 2006 to April 2007, Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to Symantec, from April 2002 to June 2004, Mr. Salem served as President and Chief Executive Officer of Brightmail, Inc., an

email filtering company, prior to its acquisition by Symantec in 2004. Mr. Salem also held senior leadership roles at Oblix Inc., Ask Jeeves Inc., Peter Norton Computing, Inc. and Security Pacific Merchant Bank. In March 2011, he was appointed to President Barack Obama’s Management Advisory Board. Mr. Salem has served on the board of directors of Atlassian Corporation Plc since July 2013 and previously served on the board of directors of Automatic Data Processing, Inc. from January 2010 to November 2013 and the board of directors of Symantec Corporation from April 2009 to July 2012. Mr. Salem also currently serves on the board of directors of multiple private companies. He received the Estrella Award from the Hispanic IT Executive Council in 2010 and was named Entrepreneur of the Year in 2004 by Ernst & Young. Mr. Salem holds an A.B. in Computer Science from Dartmouth College. Our board of directors believes that Mr. Salem possesses specific attributes that qualify him to serve as a director, including his extensive leadership experience, including oversight of global operations, as well as a strong background in information technology, data security, compliance and systems management.

Director Independence

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing requirements of The NASDAQ Stock Market. In addition, compensation committee members must satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing requirements of The NASDAQ Stock Market.

Our board of directors has undertaken a review of the independence of each director and considered whether such director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors has determined that Ms. Alexy and Messrs. Ahuja, Codd, Coughran, Pusey and Salem are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market.

Board Leadership Structure

Our board of directors does not view any particular leadership structure as preferred and routinely considers the appropriate leadership structure. This consideration includes the pros and cons of alternative leadership structures in light of our operating and governance environment at the time, with the goal of achieving the optimal model for board leadership and effective oversight of management by our board of directors.

Our board of directors consists of seven directors. Our only management director is Mr. Mandia, our Chief Executive Officer. Enrique Salem, an independent director, holds the role of Chairman of the Board. Our board of directors believes this structure benefits the board of directors and us by enabling our Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman of the Board to focus on board and governance matters.

In addition, each committee of our board of directors has a designated chairperson and, other than our government classified information and security committee, is comprised solely of independent directors.

Board Meetings and Committees

During 2016, our board of directors held 14 meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

It is the policy of our board of directors to regularly have separate meeting times for independent directors without management.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Six of the nine directors who served on the date of our 2016 annual meeting of stockholders attended the meeting.

Our board of directors has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a government classified information and security committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Deepak Ahuja, Kimberly Alexy and Ronald E. F. Codd, each of whom is a non-employee member of our board of directors. Ms. Alexy is the chair of our audit committee. Our board of directors has determined that each of the members of our audit committee satisfies the requirements for independence and financial literacy under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market. Our board of directors has also determined that each of Ms. Alexy and Messrs. Ahuja and Codd qualify as an “audit committee financial expert” as defined in the SEC rules and satisfy the financial sophistication requirements of The NASDAQ Stock Market. This designation does not impose on Ms. Alexy and Messrs. Ahuja and Codd any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	pre-approving any audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

•	reviewing and approving related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statements.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2016, our audit committee held 12 meetings.

Compensation Committee

Our compensation committee is comprised of William M. Coughran Jr., Stephen Pusey and Enrique Salem, each of whom is a non-employee member of our board of directors. Mr. Salem is the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the rules and regulations of the SEC, including Rule 10C-1 under the Exchange Act, and the listing requirements of The NASDAQ Stock Market, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, or the Code. Our compensation committee is responsible for, among other things:

•	reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation, employment agreements, severance arrangements and change in control agreements; and any other benefits, compensation or arrangements; provided that any approvals relating to the Chief Executive Officer’s compensation will be subject to the ratification of our entire board of directors, with any non-independent directors not voting;

•	administering our equity compensation plans; and

•	overseeing our overall compensation philosophy, compensation plans and benefits programs.

Our compensation committee may form subcommittees and may delegate to such subcommittees such power and authority as our compensation committee deems appropriate. Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. A copy of the charter of our compensation committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2016, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ronald E. F. Codd and William M. Coughran Jr., each of whom is a non-employee member of our board of directors. Mr. Coughran is the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the requirements for independence under the listing requirements of The NASDAQ Stock Market. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee.

Our nominating and corporate governance committee operates under a written charter that satisfies the listing standards of The NASDAQ Stock Market. A copy of the charter of our nominating and corporate governance committee is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. During 2016, our nominating and corporate governance committee held three meetings.

Government Classified Information and Security Committee

Our government classified information and security committee is comprised of Kevin Mandia and Enrique Salem. Mr. Mandia is the chair of our government classified information and security committee. Our government classified information and security committee is responsible for, among other things:

•	reviewing and making recommendations to our board of directors on matters concerning the Company that involve or relate to (i) information or activities that have been classified for purposes of national security by an agency or instrumentality of the government and (ii) the security of the Company’s personnel, data and facilities; and

•	assisting our board of directors in fulfilling its oversight responsibilities relating to such matters.

Our government classified information and security committee operates under a written charter. During 2016, our government classified information and security committee did not hold any meetings.

Compensation Committee Interlocks and Insider Participation

During 2016, William M. Coughran Jr., Stephen Pusey and Enrique Salem served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving on our compensation committee or our board of directors. We have had a compensation committee since November 2012. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our executive officers.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the composition of our board of directors, including, without limitation, issues of character, integrity, judgment, diversity, age, independence, expertise, length of service, understanding of our business and other commitments. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing board of directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no other stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least 12 months prior to the date of the submission of the recommendation. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diversity of experience, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve on our board of directors, information regarding any relationships between the candidate and FireEye and evidence of the recommending stockholder’s ownership of our common stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors membership. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws and the rules and regulations of the SEC. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to our Secretary at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, California 95035. To be timely for our 2018 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 1, 2018 and no later than March 3, 2018. The notice must state the information required by Section 2.4(ii) of our bylaws and otherwise must comply with applicable federal and state law.

Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors, and mailing the correspondence to our General Counsel at FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035. Our General Counsel will review all incoming stockholder communications (excluding mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material), and if deemed appropriate, the stockholder communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deemed appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our audit committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk, including but not limited to cybersecurity risk, in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Outside Director Compensation Policy

Members of our board of directors who are not our employees are eligible for awards under our Outside Director Compensation Policy, which our board of directors approved in August 2014 and amended in June 2016 and March 2017.

Under our Outside Director Compensation Policy, non-employee directors will receive compensation in the form of equity, or a mixture of equity and cash awards, as described below:

Initial Award

Upon joining our board of directors, each new non-employee director elected or appointed will automatically receive an equity award of restricted stock units with a total value of $400,000. This award will vest as to 1/3 of the shares subject to the restricted stock units annually over a three-year period, subject to continued service through the applicable vesting date.

Annual Awards

On the date of each annual meeting of our stockholders, each non-employee director who has been a non-employee director for at least six months will be entitled to receive an annual fee with a total value based on board and other service as set forth in the following table, provided that no award will be granted to any non-employee director who is not continuing as a director following the applicable annual meeting of stockholders:

	Annual Fee
Board Member:	$200,000
Chairperson of the Board (if applicable):	$45,000
Lead Independent Director (if applicable):	$20,000

Committee Service:	Chair	Member
Audit:	$20,000	$7,000
Compensation:	$10,000	$5,000
Nominating and Corporate Governance:	$6,250	$2,500
Government Classified Information and Security:	$6,250	$2,500

Unless an eligible non-employee director elects to receive all of his or her annual fee in the form of an equity award of restricted stock units, 50% of an eligible non-employee director’s annual fee will be awarded in the form of an equity award of restricted stock units and the other 50% of such non-employee director’s annual fee will be awarded in the form of cash. All of a non-employee director’s equity award of restricted stock units will be granted to him or her on the date of the annual meeting of our stockholders and will fully vest upon the earlier of the first anniversary of the grant date or the day prior to the next annual meeting of stockholders, in each case, subject to his or her continued service through the vesting date. All of a non-employee director’s cash, if any, will be paid to him or her in four equal installments on a quarterly basis, with one installment paid on the 15th day of each of the first four calendar quarters following the date of such annual meeting, in each case subject to his or her continued service through the applicable payment date.

For purposes of our Outside Director Compensation Policy, equity awards are valued at the fair market value of the shares subject to the award on the grant date of the award or such other methodology determined by our board of directors or our compensation committee.

Director Compensation Table

The table below shows all compensation awarded to or paid in 2016 to the directors who served during 2016 (other than each director who was one of our named executive officers for 2016).

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Deepak Ahuja(3)	51,750	103,489	155,239
Kimberly Alexy(4)	—	219,986	219,986
Ronald E. F. Codd(5)	52,375	104,739	157,114
William M. Coughran Jr.(6)	—	211,237	211,237
Stephen Pusey(7)	51,250	102,486	153,736
Enrique Salem(8)	—	232,499	232,499
Ashar Aziz(9)	—	—	—

(1)	The amounts reported in this column represent the aggregate amount of quarterly cash awards paid in July 2016 and October 2016 in accordance with the Outside Director Compensation Policy, and does not include the quarterly cash awards paid in January 2017 and April 2017 in accordance with the Outside Director Compensation Policy.

(2)	On June 14, 2016, we granted awards of restricted stock units to our non-employee directors for service on our board of directors in accordance with the Outside Director Compensation Policy. Each award will fully vest upon the earlier of the first anniversary of the grant date or the day prior to our next annual meeting of stockholders that follows the grant date, in each case, subject to continued service through the vesting date. Ms. Alexy and Messrs. Coughran and Salem elected to receive all of their 2016 annual fees in the form of equity awards of restricted stock units. The amounts reported in this column represent the aggregate grant date fair value of the awards as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 24, 2017.
(3)	As of December 31, 2016, Mr. Ahuja held 13,941 shares of common stock issuable upon the vesting of restricted stock units.
(4)	As of December 31, 2016, Ms. Alexy held 23,211 shares of common stock issuable upon the vesting of restricted stock units.
(5)	As of December 31, 2016, Mr. Codd held (i) an option to purchase 118,000 shares of common stock at an exercise price of $2.48 per share, all of which shares had vested as of December 31, 2016, and (ii) 6,788 shares of common stock issuable upon the vesting of restricted stock units.
(6)	As of December 31, 2016, Mr. Coughran held 13,690 shares of common stock issuable upon the vesting of restricted stock units.
(7)	As of December 31, 2016, Mr. Pusey held 11,662 shares of common stock issuable upon the vesting of restricted stock units.
(8)	As of December 31, 2016, Mr. Salem held 15,068 shares of common stock issuable upon the vesting of restricted stock units.
(9)	Mr. Aziz resigned as a director on August 31, 2016, did not qualify to receive any compensation pursuant to the Outside Director Compensation Policy in 2016, and was not awarded any compensation in 2016 for his service on our board of directors.

See “Executive Compensation” for information about the compensation of each director who was also one of our named executive officers for 2016.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of seven members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At the Annual Meeting, stockholders are being asked to elect two Class I directors for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Kimberly Alexy and Stephen Pusey as nominees for election as Class I directors at the Annual Meeting. If elected, each of Ms. Alexy and Mr. Pusey will serve as Class I directors until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Ms. Alexy and Mr. Pusey. We expect that Ms. Alexy and Mr. Pusey will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

Our bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this meeting is uncontested, and therefore, the majority voting standard will apply. That means, in order for a nominee to be elected, the votes cast “FOR” such nominee’s election must exceed the votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes with respect to the election of any nominee will have no effect on such nominee’s election. Under our Corporate Governance Guidelines, each director is required to submit in advance an irrevocable, conditional resignation that will be effective only upon both (1) the failure to receive the required vote at the next stockholders’ meeting at which the director faces reelection and (2) our board of directors’ acceptance of such resignation. If an incumbent director fails to receive the required vote for reelection, our nominating and corporate governance committee will act to determine whether to accept the director’s resignation and will submit its recommendation to our board of directors for consideration.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE “FOR” THE TWO NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending December 31, 2017. Deloitte also served as our independent registered public accounting firm for our fiscal year ended December 31, 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for our fiscal year ending December 31, 2017. Stockholder ratification of the appointment of Deloitte is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2017 if our audit committee believes that such a change would be in the best interests of FireEye and its stockholders. A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte for our fiscal years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees (1)	$3,214,861	$3,208,969
Audit-Related Fees (2)	—	79,000
Tax Fees (3)	—	—
All Other Fees	—	—

	$3,214,861	$3,287,969

(1)	“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2016 also included fees billed for professional services rendered in connection with our acquisitions in 2016. Fees for 2015 also included fees for professional services rendered in connection with our offering memorandum related to our convertible notes offering completed in June 2015.
(2)	“Audit-Related Fees” consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” Fees for 2015 included fees for professional services rendered in connection with the issuance of a comfort letter in connection with our offering memorandum related to our convertible notes offering completed in June 2015.
(3)	“Tax Fees” consist of fees for professional services rendered by Deloitte for tax compliance, tax advice and tax planning.

Auditor Independence

In 2016, there were no other professional services provided by Deloitte that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Deloitte for our fiscal years ended December 31, 2015 and 2016 were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR

ENDING DECEMBER 31, 2017.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC rules, we are providing our stockholders with the opportunity to vote to approve, on an advisory (and non-binding) basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 27 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on FireEye, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we’ve provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Compensation Philosophy and Objectives” beginning on page 30 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that FireEye’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in FireEye’s proxy statement for the 2017 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

The approval, on an advisory basis, of named executive officer compensation requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE

OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that FireEye, Inc., or the Company, specifically incorporates it by reference in such filing.

The audit committee has reviewed and discussed the Company’s audited consolidated financial statements with management and Deloitte & Touche LLP, or Deloitte, the Company’s independent registered public accounting firm. The audit committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The audit committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Kimberly Alexy (Chair)

Deepak Ahuja

Ronald E. F. Codd

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 3, 2017. Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Alexa King	49	Executive Vice President, General Counsel and Secretary
Kevin R. Mandia	46	Chief Executive Officer and Director
Travis M. Reese	45	President
William T. Robbins	49	Executive Vice President of Worldwide Sales
Frank E. Verdecanna	46	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Alexa King has served as our General Counsel and Secretary since April 2012 and as our Executive Vice President since May 2016. She previously served as our Senior Vice President from April 2012 to May 2016. Prior to joining FireEye, Ms. King was Vice President, General Counsel and Secretary of Aruba Networks, Inc. from December 2005 to April 2012. From 2000 to 2005, Ms. King served as Senior Director of Legal at Siebel Systems, Inc. and her early career included working at Pillsbury Madison & Sutro (now Pillsbury Winthrop) and Fenwick & West. Ms. King has served on the board of directors of Vocera Communications, Inc. since July 2016. Additionally, Ms. King served as founding director of Pathbrite, Inc. (f/k/a RippleSend, Inc.) from 2008 to 2009 and as advisor from 2009 to 2011. Ms. King graduated magna cum laude from Harvard College with a degree in Eastern European Studies and received her J.D. from the University of California, Berkeley, Boalt Hall School of Law, where she was named to the Order of the Coif.

Kevin R. Mandia has served as our Chief Executive Officer since June 2016 and as a member of our board of directors since February 2016. He previously served as our President from February 2015 to June 2016 and as our Senior Vice President and Chief Operating Officer from the date of our acquisition of Mandiant Corporation, or Mandiant, in December 2013 through February 2015. Prior to joining FireEye, Mr. Mandia was the Chief Executive Officer of Mandiant and had served in that capacity since he founded Mandiant in 2004. Prior to forming Mandiant, Mr. Mandia served as the Director of Computer Forensics at Foundstone (later acquired by McAfee Corporation) from 2000 to 2003 and as the Director of Information Security for Sytex (later acquired by Lockheed Martin) from 1998 to 2000. From 1993 to 2000, Mr. Mandia was an officer in the United States Air Force, where he served in various capacities, including as a computer security officer in the 7th Communications Group at the Pentagon, and later as a special agent in the Air Force Office of Special Investigations (AFOSI). Mr. Mandia holds a B.S. in Computer Science from Lafayette College and an M.S. in Forensic Science from The George Washington University. In 2011, Mr. Mandia was named Ernst & Young Entrepreneur of the Year for the Greater Washington area. He completed the Harvard Business School’s Owner/President Management Program in February 2013. Mr. Mandia has taught graduate level courses at Carnegie Melon University and The George Washington University and has co-authored two books on responding to security breaches: Incident Response: Performing Computer Forensics (McGraw-Hill, 2003) and Incident Response: Investigating Computer Crime (McGraw-Hill, 2001).

Travis M. Reese has served as our President since June 2016. He previously served as our President of Mandiant Consulting and iSIGHT Intelligence from January 2016 to June 2016 and as our President of Mandiant Consulting from December 2013 to January 2016. Prior to joining FireEye, Mr. Reese had been with Mandiant from April 2006 to December 2013, where he started as the Vice President of Federal and culminated as the President and Chief Operating Officer. From May 2000 to April 2006, Mr. Reese was a Vice President at Aegis Research Corporation which later became a business unit of ManTech International through an acquisition in August 2002. Prior to Aegis Research Corporation, Mr. Reese spent ten years in the United States Air Force from

1990 to 2000, as a Special Agent with the United States Air Force Office of Special Investigations (AFOSI). Mr. Reese completed the Harvard Business School’s Finance for Senior Executives program in 2010. Mr. Reese holds a B.S. in Criminal Justice from Wayland Baptist University.

William T. Robbins has served as our Executive Vice President of Worldwide Sales since November 2016. Prior to joining FireEye, Mr. Robbins was Executive Vice President of Worldwide Sales of Nuance Communications, Inc. from December 2013 to November 2016. From January 2013 to December 2013, Mr. Robbins served as Chief Operating Officer of [24]7. From May 2005 to December 2012, Mr. Robbins held various positions at Symantec Corporation, most recently as Executive Vice President, Worldwide Sales & Services. Mr. Robbins holds both a B.S. in Economics and a B.B.A. in Finance from Southern Methodist University.

Frank E. Verdecanna has served as our Executive Vice President and Chief Financial Officer since February 2017 and as our Chief Accounting Officer since August 2016. He previously served as our Senior Vice President of Finance from November 2015 to February 2017, as our interim Chief Financial Officer from August 2015 to September 2015 and as our Vice President of Finance from November 2012 to November 2015. Prior to joining FireEye, Mr. Verdecanna was the Chief Financial Officer of Apptera, Inc., a mobile communications and advertising company, from February 2010 to November 2012. From October 2000 to July 2009, Mr. Verdecanna held various finance positions, most recently as Vice President and Chief Financial Officer, at iPass Inc., a publicly traded global provider of mobility software and services. Mr. Verdecanna holds a B.S. in Business Administration from California Polytechnic State University-San Luis Obispo.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2016 compensation of each individual who served as our principal executive officer in 2016, our principal financial officer in 2016, and the three executive officers (other than each individual who served as our principal executive officer in 2016 and our principal financial officer in 2016) who were our most highly-compensated executive officers as of the end of 2016. These individuals were:

•	David G. DeWalt, our Executive Chairman of the Board, who previously served as our Chief Executive Officer from November 2012 through June 14, 2016 (our “Prior CEO”);

•	Michael J. Berry, our Executive Vice President, Chief Financial Officer and Chief Operating Officer;

•	Alexa King, our Executive Vice President, General Counsel and Secretary;

•	Kevin R. Mandia, our Chief Executive Officer (our “Current CEO”);

•	Travis M. Reese, our President; and

•	William T. Robbins, our Executive Vice President of Worldwide Sales.

These individuals (with the applicable titles described above as of the end of 2016) were our named executive officers (the “Named Executive Officers”) for 2016.

Management Changes

Mr. DeWalt served as our Chief Executive Officer from January 1, 2016 to June 14, 2016, and transitioned to the role of Executive Chairman of the Board on June 15, 2016. Mr. Berry was promoted to Executive Vice President on May 5, 2016 and assumed the additional role of Chief Operating Officer effective June 15, 2016. Ms. King was promoted to Executive Vice President on May 5, 2016. Mr. Mandia served as our President from January 1, 2016 to June 14, 2016, and was appointed as our Chief Executive Officer effective June 15, 2016. Mr. Reese served as our President of Mandiant Consulting from January 1, 2016 to January 13, 2016 and as our President of Mandiant Consulting and iSIGHT Intelligence from January 14, 2016 to June 14, 2016 and was appointed as our President effective June 15, 2016. Mr. Robbins joined us as our Executive Vice President of Worldwide Sales on November 18, 2016. The employment of Messrs. DeWalt and Berry terminated after year end.

Overview

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended December 31, 2016. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, in 2016, and discusses the key factors that the Compensation Committee considered in determining the compensation of our Named Executive Officers.

Executive Summary

We provide comprehensive intelligence-based cybersecurity solutions that allow organizations to prepare for, prevent, respond to and remediate cyber attacks. Our portfolio of cybersecurity products and services is designed to detect and prevent attacks as well as enable rapid discovery and response when a breach occurs.

2016-Related Executive Compensation Actions

In line with our performance and compensation objectives, the Compensation Committee approved (or, in some cases, recommended that our Board of Directors approve or ratify, with any non-independent directors not voting), the following actions related to the 2016 compensation for the Named Executive Officers:

•	Base Salary. Increased the annual base salaries of certain of the Named Executive Officers to reflect competitive market conditions in amounts ranging from 5% to 17%, with our Prior CEO’s annual base salary for 2016 remaining unchanged from his 2015 level and our Current CEO’s annual base salary for 2016 increased 8% from his 2015 level;

•	Target Cash Incentive Compensation Opportunities. Increased the target annual cash incentive compensation opportunities of certain of the Named Executive Officers to reflect competitive market conditions in amounts ranging from approximately 5% to 17%, with our Prior CEO’s target annual cash incentive compensation opportunity for 2016 remaining unchanged from his 2015 level and our Current CEO’s target annual cash incentive compensation opportunity for 2016 increased 8% from his 2015 level;

•	Short-Term Incentive Compensation. Based upon the levels of achievement of the corporate performance objectives and individual performance objectives established under our Employee Incentive Plan for the 2016 annual cash incentive compensation opportunities of the Named Executive Officers, approved cash payouts ranging from $25,772 to 251,125, with a cash payout for our Current CEO in the amount of $214,375 (representing 61% of his 2016 target annual cash incentive compensation opportunity) and a cash payout for our Prior CEO in the amount of $214,375 (representing 61% of his target annual cash incentive compensation opportunity) in recognition of his performance during 2016 preceding his resignation in January 2017;

•	Discretionary Cash Bonuses. Awarded discretionary cash bonuses ranging from $5,784 to $48,125 to certain of our Named Executive Officers (including a discretionary cash bonus payout for our Current CEO in the amount of $48,125) in recognition of their efforts in managing our business through a shift in strategic focus in mid-2016 toward non-GAAP profitability, primarily by reducing our cost structure, which may have negatively impacted our ability to achieve the 2016 corporate performance objectives under our Employee Incentive Plan;

•	Long-Term Incentive Compensation. Continued the practice of providing long-term incentive compensation in the form of restricted stock unit (“RSU”) awards and performance-based restricted stock unit (“PSU”) awards for shares of our common stock;

•	Equity Awards. Granted a combination of RSU and PSU awards to each of the Named Executive Officers, subject to a time-based vesting requirement in the case of the RSU awards and both a performance condition and a time-based vesting requirement in the case of the PSU awards, with the aggregate grant date fair value of the equity awards granted to each of the Named Executive Officers ranging from $2,001,000 to $7,175,000, with an aggregate grant date fair value of our Prior CEO’s awards in the amount of $6,010,000 (which were all subsequently cancelled effective June 2016), and an aggregate grant date fair value of our Current CEO’s awards in the amount of $7,175,000; and

•

Payout of PSU Awards. Based upon the level of achievement of the performance condition for the 2016 PSU awards, determined that none of the target number of shares of our common stock subject to the PSU awards for 2016 performance had been earned for the PSU awards. This determination of zero achievement was a result of strict application of actual performance against the pre-established performance conditions. However, our Board of Directors exercised its discretion and approved a payout of 20% of the target number of shares of our common stock subject to the PSU awards, conditioned on the continued service of the Named Executive Officers through the applicable vesting dates for the PSU awards, with the last such vesting date being in February 2020, in recognition of our positive performance during the second half of 2016 as we shifted our focus toward non-GAAP profitability, primarily by reducing our cost structure, the successful completion of our restructuring plan during the second half of 2016, our reduction of non-GAAP operating losses by more than $50 million in the fourth quarter of 2016 compared to the fourth quarter of 2015, our generation of positive operating cash flow in the fourth quarter of 2016, and to acknowledge the impact of the shift in focus on our ability to attain our billings target for the year (all such factors collectively being referred to as the “2016 Transition Initiative Factors”).

Pay for Performance

A significant portion of the target total direct compensation provided to our Named Executive Officers each year is at-risk and subject to our achieving our operating results as follows:

•	Our short-term incentive compensation program requires achievement of corporate and/or individual objectives for any payment to be made thereunder.

•	For each Named Executive Officer, a significant portion of the equity awards granted in 2016 were at-risk and subject to achievement of pre-established performance conditions: 50% in the case of Messrs. DeWalt, Mandia, Berry and Reese and Ms. King and 38% in the case of Mr. Robbins. If the performance condition was not achieved at a threshold level, then none of the shares of our common stock subject to the performance-based equity awards would be earned. Because we did not achieve the threshold performance condition for the 2016 PSUs none of the shares of our common stock were earned based on strict application of the pre-established 2016 performance criteria. However, in recognition of the 2016 Transition Initiative Factors described above, our Board of Directors exercised its discretion and approved a payout of 20% of the target number of shares of our common stock subject to the PSU awards, conditioned on the continued service of the Named Executive Officers through the applicable vesting dates for the PSU awards. Because of our pay for performance focus and our overall results, no payouts were made for a significant portion of the awards.

Executive Compensation-Related Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards that are consistent with our executive compensation philosophy. During 2016, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behavior that we do not believe serve our stockholders’ long-term interests:

What We Do

•	Maintain a Compensation Committee comprised solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation comments and concerns.

•	Enable the Compensation Committee to engage and retain its own advisors. During 2016, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist with its responsibilities.

•	Support the Compensation Committee in its annual review of our executive compensation strategy, including its review of the compensation peer group used for comparative purposes and, to help avoid creating compensation-related risks that would be reasonably likely to have a material adverse effect on us, its annual review of our compensation-related risk profile.

•	Design the equity awards granted to our executive officers to vest or be earned over one year or longer periods, which is consistent with current market practice and better serves our long-term value creation goals and retention objectives.

•	Prohibit our executive officers and the non-employee members of our Board of Directors from speculating in our equity securities or engaging in any other hedging transactions with respect to our equity securities. In addition, we prohibit our executive officers and the non-employee members of our Board of Directors from pledging their equity securities or using such securities as collateral for a loan.

•	Support the Board of Directors in its review of the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

•	Maintain formal stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors to support these individuals acting as owners of the Company.

•	Maintain a compensation recovery policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

What We Do Not Do

•	Offer pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans to our executive officers.

•	Reprice options to purchase shares of our common stock without stockholder approval.

•	Provide perquisites and other personal benefits to our executive officers unless they serve a sound business purpose.

Effect of Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2016 annual meeting of stockholders, approximately 53.6% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2016 proxy statement. As reflected in the above summary, the Compensation Committee is committed to policies and practices that drive stockholders’ long-term interests, including a pay for performance approach. In 2016, a significant portion of each Named Executive Officer’s compensation was at risk, and we ended up not paying a signification portion of such at-risk compensation because performance was not achieved. The Compensation Committee will continue to consider best practices from a stockholder and corporate governance perspective when it designs our executive compensation program. Further, the Compensation Committee will continue to consider the results of the annual advisory vote on our executive compensation program and policies and use this feedback in shaping our executive compensation program.

Compensation Philosophy and Objectives

Compensation Philosophy

As a cybersecurity provider, we operate in a rapidly evolving industry sector. To succeed in this environment, we must attract and retain a highly talented executive team, including executive officers with strong leadership skills who can run our business functions, achieve results that meet our clients’ objectives, and sell our products, subscriptions and services. We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. We have designed our executive compensation program to accomplish our goals in the highly competitive area for top talent, while at the same time fostering a “pay for performance” environment that aligns the long-term interests of our executive officers with the interests of our stockholders.

Compensation Program Objectives

To be successful in our industry requires that we continually build on our expertise in the cybersecurity space, expand the breadth and quality of our solutions, continuously enhance our technology platforms, and manage our expanding operations efficiently and effectively. Our executive compensation program is designed to achieve these objectives so that we are able to:

•	attract and retain talented and experienced executive officers, who possess the knowledge, skills, and leadership criteria critical to our success;

•	motivate these executive officers to achieve our business objectives and uphold our core values;

•	promote teamwork within the executive team, while also recognizing the unique role each executive officer plays in our success; and

•	ensure the alignment of the long-term interests of our executive officers with the interests of our stockholders.

As we continue to grow as a publicly-traded company, we will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the Compensation Committee to review executive compensation annually. Further, as part of this review process, we expect the Compensation Committee to apply our values and the objectives described above, while considering the compensation levels needed to ensure that our executive compensation program remains competitive.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee oversees our executive compensation and other compensation and benefit programs, administers our equity compensation plans, and reviews, formulates, and determines the design and amount of compensation for our executive officers, including the Named Executive Officers, except that any approvals by the Compensation Committee relating to the compensation of our Chief Executive Officer are subject to the ratification of our Board of Directors (with any non-independent directors abstaining from the vote).

At the beginning of each year, the Compensation Committee reviews our executive compensation program, including any incentive compensation plans and arrangements to determine whether they are appropriate, properly coordinated, and achieve their intended purposes and makes any modifications to existing plans and arrangements or adopts new plans or arrangements. The Compensation Committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and the achievement of our desired objectives. Further, the Compensation Committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee, from time to time, makes changes in our executive compensation program or recommends changes to our Board of Directors.

The factors considered by the Compensation Committee in determining the compensation of our executive officers and developing its recommendations to our Board of Directors for 2016 included:

•	the recommendations of our Chief Executive Officer (except with respect to his own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	the individual achievement of each executive officer against his or her management objectives;

•	a review of the relevant competitive market data (as described below);

•	the expected future contribution of the individual executive officer; and

•	internal pay equity based on the impact on our business and performance.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation determinations and recommendations. Rather, in making its determinations and recommendations, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at www.FireEye.com in the Corporate Governance section of our Investor Relations webpage.

Role of Management

Our Chief Executive Officer works closely with the Compensation Committee in determining the compensation of our other executive officers, including the other Named Executive Officers. Typically, our Chief Executive Officer works with the Compensation Committee to recommend the structure of the annual cash incentive compensation opportunities, to identify and develop corporate and individual performance objectives for such cash incentive compensation opportunities, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the Compensation Committee as described in the following paragraph and is involved in the determination of compensation for the respective executive officers who report to him.

At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, annual cash incentive compensation, and long-term incentive compensation for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance objectives. The Compensation Committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer (other than our Chief Executive Officer), as well as each individual compensation element.

While the Compensation Committee considers our Chief Executive Officer’s recommendations, it only uses these recommendations as one of several factors in making its decisions with respect to the compensation of our executive officers. In all cases, the final decisions on compensation matters are made by the Compensation Committee or our Board of Directors (with any non-independent directors abstaining from the vote). Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

At the request of the Compensation Committee, our Chief Executive Officer typically attends a portion of each Compensation Committee meeting in which executive compensation is discussed, including meetings at which the Compensation Committee’s compensation consultant is present.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determined in its sole discretion, including compensation consultants, legal counsel, accounting, and other advisors, to assist in the creation of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During 2016, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the Compensation Committee by Compensia in 2016 were as follows:

•	conducted a review and updating of the compensation peer group;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	provided advice with respect to compensation best practices and market trends for our executive officers and the non-employee members of our Board of Directors;

•	assessed our compensation risk profile and reported on this assessment;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the non-employee members of our Board of Directors; and

•	provided ad hoc advice and support throughout the year.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Compensia attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee (provided that any approvals by the Compensation Committee relating to the compensation of our Chief Executive Officer are subject to the ratification of our Board of Directors, with any non-independent directors abstaining from the vote) or our Board of Directors (with any non-independent directors abstaining from the vote).

Compensia reports directly to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ Listing Standards, and concluded that that there are no conflicts of interest with respect to the work that Compensia performs for the Compensation Committee.

Use of Competitive Market Data

As part of its deliberations, the Compensation Committee considers competitive market data on executive compensation levels and practices and a related analysis of such data, but does not use this data for benchmarking the compensation of the Named Executive Officers. This market data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data.

At the direction of the Compensation Committee, Compensia developed a revised compensation peer group in August 2015 to ensure that our executive compensation decisions for 2016 were positioned to be competitive with comparable peer companies. This updated peer group was based on an evaluation of companies that the Compensation Committee believed were comparable to us, taking into consideration the size of each company (based on revenues and market capitalization) and the following additional factors:

•	the comparability of the company’s business model;

•	the company’s business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).

Based on these criteria, the Compensation Committee approved an updated compensation peer group consisting of 18 publicly-traded business services and related technology companies. At the time Compensia updated the peer group, the selected companies had revenues ranging from approximately $300 million to approximately $1 billion, with a median of $584 million, and market capitalizations ranging from approximately $2.3 billion to approximately $15.7 billion, with a median of $6.1 billion. The companies comprising the compensation peer group were as follows:

Arista Networks	LendingClub	Tableau Software
Aspen Technology	NetSuite	The Ultimate Software Grp.
CoStar Group	Palo Alto Networks	Verisign
Fortinet	ServiceNow	Workday
GrubHub	SolarWinds	Yelp
Guidewire Software	Splunk	Zillow

Of the 18 companies in our 2016 compensation peer group, 14 were carried over from 2015 (Aspen Technology, CoStar Group, Fortinet, GrubHub, Guidewire Software, NetSuite, Palo Alto Networks, ServiceNow, SolarWinds, Splunk, Tableau Software, The Ultimate Software Grp., Yelp and Zillow). The turnover of our compensation peer group was a result of the evaluation and selection criteria described above.

The Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

Our executive compensation program consists primarily of three elements: base salary, short-term incentive compensation in the form of cash awards, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide welfare and health benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.

We use these compensation elements to make up our executive compensation program because (i) they are consistent with other programs in our competitive market and allow us to effectively compete for highly-qualified talent, (ii) each element supports achievement of one or more of our compensation objectives, and (iii) collectively, they have been and, we believe, will continue to be, effective means for motivating our executive officers. We view the three primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, or that significant compensation from one element should negate or reduce compensation from other elements.

Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to the Named Executive Officers in 2016 under each of these elements.

Base Salary

We believe that a competitive base salary is necessary to attract and retain a stable executive team. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers.

Thereafter, the Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2016, the Compensation Committee reviewed the base salaries of our executive officers (other than Mr. Robbins, who was not an executive officer at such time), taking into consideration a competitive market analysis performed by Compensia and the recommendations of our Prior CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers’ target total cash compensation and in those cases decided to increase the base salaries compared to their 2015 levels, effective as of April 1, 2016. The ending base salaries of the Named Executive Officers for 2016 compared to 2015 levels were as follows:

Named Executive Officer	Ending 2015 Base Salary	Ending 2016 Base Salary	Amount Increase	Percentage Increase
Mr. DeWalt	$350,000	$350,000	—	—
Mr. Berry	$410,000	$410,000	—	—
Ms. King	$270,000	$316,667	$46,667	17%
Mr. Mandia	$325,000	$350,000	$25,000	8%
Mr. Reese	$320,000	$335,000	$15,000	5%
Mr. Robbins(1)	N/A	$450,000	N/A	N/	A

(1)	Mr. Robbins did not receive his full 2016 base salary because his employment with us commenced on November 18, 2016.

The base salaries earned by the Named Executive Officers for 2016 are set forth in the “Summary Compensation Table for Fiscal Year 2016” below.

Annual Cash Incentive Compensation—Overview

We use annual cash incentive compensation paid under our Employee Incentive Plan (the “Incentive Plan”) to motivate our executive officers, including the Named Executive Officers, and designated employees to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, this annual cash incentive compensation is intended to help us deliver a competitive total direct compensation opportunity to our executive officers.

Under the Incentive Plan, the Compensation Committee establishes annual performance measures and related target levels applicable to any cash incentive compensation opportunity under the Incentive Plan each year. Performance objectives that involve our financial results may be determined in accordance with GAAP or may consist of non-GAAP financial measures, and any actual results may be adjusted by the Compensation Committee for one-time items or unbudgeted or unexpected items when determining whether the performance objectives have been met. Individual performance objectives may be established on the basis of any factors the Compensation Committee determines relevant, and may be adjusted on an individual, divisional, business unit, or Company-wide basis. The performance objectives may differ from participant to participant and from cash incentive compensation opportunity to cash incentive compensation opportunity.

The Compensation Committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual cash payment, and/or increase, reduce, or eliminate the amount of cash allocated for a particular performance period. The actual cash payment may be below, at, or above a participant’s target cash incentive compensation opportunity, in the Compensation Committee’s sole discretion. The Compensation

Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual cash incentive compensation is paid only after it is earned.

The Compensation Committee has the authority to amend, alter, suspend, or terminate annual performance measures and related target levels, provided that such action does not impair the existing rights of any participant with respect to any earned cash incentive compensation.

Target Cash Incentive Compensation Opportunities

The Compensation Committee reviews the performance of each executive officer, including each of the Named Executive Officers, relative to his or her target cash incentive compensation opportunity objectives at its regularly scheduled February meeting. Based on this review, the Compensation Committee determines and approves the cash payment for each of our eligible executive officers.

In February 2016, the Compensation Committee reviewed the annual target variable compensation levels of our executive officers (other than Mr. Robbins, who was not an executive officer at such time), and our Board of Directors also reviewed the annual target variable compensation level of our Prior CEO, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our Prior CEO (except with respect to his own annual target cash incentive compensation opportunity), as well as the other factors described above. Following its review, the Compensation Committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers’ cash incentive compensation and in those cases decided to increase the annual target cash incentive compensation opportunities compared to 2015 levels. Following its review, our Board of Directors determined not to make any adjustments to the target cash incentive compensation opportunity for our Prior CEO.

At that time, under the terms of the Incentive Plan, the Compensation Committee also established annual performance measures and related target levels for potential 2016 cash incentive compensation for our executive officers (the “2016 Incentive Compensation Plan”), other than Mr. Robbins. Mr. Robbins became eligible to participate in the 2016 Incentive Compensation Plan when his employment commenced in November 2016. The 2016 Incentive Compensation Plan provided the eligible executive officers with an opportunity to receive cash incentive compensation in February 2017, subject to the achievement of performance objectives in 2016.

The target cash incentive compensation opportunities of the Named Executive Officers under the 2016 Incentive Plan were as follows:

Named Executive Officer	2015 Target Cash Incentive Compensation Opportunity	2016 Target Cash Incentive Compensation Opportunity	Amount Increase	Percentage Increase	2016 Target Cash Incentive Compensation Opportunity (as a percentage of ending 2016 annual base salary)
Mr. DeWalt	$350,000	$350,000	—	—	100%
Mr. Berry	$410,000	$410,000	—	—	100%
Ms. King	$135,000	$158,333	$23,333	17%	50%
Mr. Mandia	$325,000	$350,000	$25,000	8%	100%
Mr. Reese	$256,000	$268,000	$12,000	5%	80%
Mr. Robbins(1)	N/A	$42,076	N/A	N/A	78%

(1)	The amount and percentage for Mr. Robbins are pro-rated to reflect his employment start date of November 18, 2016.

Short-Term Incentive Compensation

Weighting of Target Cash Incentive Compensation Opportunities

Under the 2016 Incentive Compensation Plan, the target cash incentive compensation opportunities of the Named Executive Officers were weighted 75% on corporate performance objectives and 25% on individual performance objectives.

The Compensation Committee determined these allocations to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan while, at the same time, recognizing their contributions to the achievement of these objectives and the successful execution of their individual roles and responsibilities.

Corporate Performance Objectives

For 2016, the Compensation Committee selected billings, non-GAAP operating loss, and free cash flow as the corporate performance measures for the 2016 Incentive Compensation Plan.1 The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between generating billings and cash, managing our expenses, and growing our business, which it believes most directly influences long-term stockholder value. At the same time, for each of these measures, the Compensation Committee established target performance levels that it believed would be challenging, but attainable, through the successful execution of our annual operating plan.

For the 2016 Incentive Compensation Plan, each of these corporate performance measures was equally weighted. The minimum level of achievement for each corporate performance measure was 85%, with the actual cash payment with respect to each measure to be determined independently, in accordance with the following schedule:

Annual Company Achievement Percentage	Annual Company Performance Payment Factor
120% or greater	150%
At least 101%, but less than 120%	2.5:1 Addition from 101% to 120% achievement
At least 86% through 100%	2:1 Addition from 86% to 100% achievement
85%	70%
Less than 85%	0%

Under the 2016 Incentive Compensation Plan, the Compensation Committee reserved the right to adjust the target levels for each corporate performance measure in the event of a merger, acquisition, or such other unforeseeable future event occurs.

[1]	Billings, non-GAAP operating loss, and free cash flow are non-GAAP financial measures. The reconciliation between billings and revenue, and the reconciliation between free cash flow and cash flow provided by (used in) operating activities, are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 44 of our Annual Report on Form 10-K filed with the SEC on February 24, 2017. The reconciliation between non-GAAP operating loss and GAAP operating loss is set forth in the “Reconciliation of Non-GAAP Financial Measures” table in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 2, 2017.

The Compensation Committee established the following target levels for the corporate performance measures based on billings, non-GAAP operating loss and free cash flow under the 2016 Incentive Compensation Plan:

Financial Measure	Fiscal 2016 Target Level		Percentage of 2016 Target Cash Incentive Compensation Opportunity Based on Three Financial Measures
Billings	$1,113.4 million		25%
Non-GAAP operating loss	($176.0 million	)	25%
Free cash flow	$30.0 million		25%

Individual Performance Objectives

In addition to the corporate performance objectives, the annual cash incentive compensation for our eligible executive officers was also based on each executive officer’s achievement against his or her individual performance objectives. Individual performance objectives for each of these executive officers (other than Mr. Robbins) were established at the beginning of the year in discussions with our Prior CEO. The individual performance objectives for Mr. Robbins were established in discussions with our Current CEO upon the commencement of Mr. Robbin’s employment. The individual performance objectives could be quantitative or qualitative goals, depending on the organizational priorities for a given year, and typically focused on key departmental or operational objectives or functions. Most of these objectives were intended to provide a set of common goals that facilitated collaborative management and engagement, although our executive officers could also be assigned individual goals. These objectives set expectations for what our Chief Executive Officer and the Compensation Committee anticipated will be the means by which the individual component of cash incentive compensation is determined. In all cases, the individual performance objectives were intended to be challenging, but attainable, and designed to produce annual cash incentive payments that reflect meaningful performance requirements.

The individual performance objectives for the Named Executive Officers under the 2016 Incentive Compensation Plan were established at the beginning of 2016 (or, in the case of Mr. Robbins, at the commencement of his employment), were qualitative in nature and were closely linked to their roles at the time.

•	Mr. DeWalt: Mr. DeWalt’s specific goals included customer visits, participating in media and press engagements, providing product strategy and vision overall, and other goals related to achieving our externally-communicated financial targets.

•	Mr. Berry: Mr. Berry’s specific goals included business planning activities, conducting quarterly earnings calls, providing quarterly and annual financial guidance, working with investors and analysts, and identifying areas of optimization opportunities.

•	Ms. King: Ms. King’s specific goals included supporting our mergers and acquisition activity, developing and building our patent portfolio and trademarks, managing the legal function with respect to corporate and securities matters, and overseeing our litigation.

•	Mr. Mandia: Mr. Mandia’s specific goals included translating global business priorities into operational tactics for FireEye’s products, subscriptions and services, customer engagement activities, and participating in conference keynotes and media interviews as a FireEye trusted security advisor.

•	Mr. Reese: Mr. Reese’s specific goals included customer engagement activities, business planning activities, and providing leadership of our services teams.

•	Mr. Robbins: Mr. Robbins’ specific goals included ramping up in his new position within an accelerated onboarding timeframe to understand the FireEye business by the end of our fourth quarter, assisting with our year-end sales efforts, assisting with our 2017 planning process, and assisting with the preparation for our annual global partner and sales conference in mid-January 2017.

The evaluation of each eligible executive officer (other than our Prior CEO and our Current CEO) under the 2016 Incentive Compensation Plan was based on an assessment by our Current CEO against their respective individual performance objectives for the year. Because our Current CEO is closest to the performance of the other executive officers, our Current CEO determined if the individual performance objectives were met, how they were met and whether there were other objectives that were more relevant indicators of performance for that individual. Our Current CEO then made his recommendations about achievement for the individual performance objectives to the Compensation Committee, which the Compensation Committee then took into consideration. The Compensation Committee had complete discretion to accept our Current CEO’s recommendation, or to increase, reduce, or eliminate this aspect of an executive officer’s cash incentive compensation based on any factors it deemed relevant.

In February 2017, the level of achievement and payment associated with the individual performance objectives established for each executive officer (other than our Prior CEO and our Current CEO) were determined by our Current CEO and then submitted to the Compensation Committee for review and approval. Payments for the individual performance component of the 2016 Incentive Compensation Plan could be up to 150% of the portion of each executive officer’s target cash incentive compensation opportunity allocated to individual performance.

2016 Performance Results and Award Decisions

In February 2017, the Compensation Committee and our Board of Directors (with our sole non-independent director not present at the meeting and therefore not voting) determined that our achievement, and corresponding payment levels, with respect to the corporate performance objectives under the 2016 Incentive Compensation Plan were as follows:

Corporate Performance Objective	2016 Target Level		Approved 2016 Achievement		Percentage Achievement against Target	Payout Level
Billings	1,113.4 million	)	$819.5 million		74%	0%
Non-GAAP operating loss	($176.0 million	)	($149.5 million	)	118%	145%
Free cash flow	30.0 million		($50.9 million	)	0%	0%

The Compensation Committee in February 2017 (with respect to the Named Executive Officers other than our Prior CEO and our Current CEO) and our Board of Directors in February 2017 (with respect to our Current CEO) and in March 2017 (with respect to our Prior CEO) also determined (with our sole non-independent director not present at the meetings and therefore not voting) that the individual performance objectives of each of the Named Executive Officers had been attained at the following percentage levels:

Named Executive Officer	Individual Performance Objectives Attainment Level
Mr. DeWalt	100%
Mr. Berry	100%
Ms. King	100%
Mr. Mandia	100%
Mr. Reese	100%
Mr. Robbins	100%

Based on its review of our overall performance in 2016 against the corporate performance objectives and, to the extent applicable, the achievement of individual performance objectives of the Named Executive Officers as described above, the Compensation Committee in February 2017 (with respect to the Named Executive Officers other than our Prior CEO and our Current CEO) and our Board of Directors in February 2017 (with respect to our Current CEO) and March 2017 (with respect to our Prior CEO) also determined (with our sole non-independent director not present at the meetings and therefore not voting) determined to award cash payments under the 2016 Incentive Compensation Plan as follows for the Named Executive Officers:

Named Executive Officer	2016 Target Cash Incentive Compensation Opportunity	Amount Related to Corporate Financial Objectives	Amount Related to Individual Performance Objectives	Actual Cash Incentive Payment	Percentage of Target Cash Incentive Compensation Opportunity
Mr. DeWalt	$350,000	$262,500	$87,500	$214,375	61%
Mr. Berry	$410,000	$307,500	$102,500	$251,125	61%
Ms. King	$158,333	$118,750	$39,583	$96,979	61%
Mr. Mandia	$350,000	$262,500	$87,500	$214,375	61%
Mr. Reese	$268,000	$201,000	$67,000	$164,150	61%
Mr. Robbins(1)	$42,076	$31,557	$10,519	$25,772	61%

(1)	The amounts for Mr. Robbins are pro-rated to reflect his employment start date of November 18, 2016.

The cash amounts paid to the Named Executive Officers under the 2016 Incentive Compensation Plan are also set forth in the “Summary Compensation Table for Fiscal Year 2016” below under the heading “Non-Equity Incentive Plan Compensation.”

Short-Term Incentive Compensation – Discretionary Cash Bonuses

In mid-2016, we shifted our focus toward our path to non-GAAP profitability and adjusted our cost structure accordingly. We made strong progress with respect to such initiatives, with our successful completion of a restructuring plan and reduction in workforce during the second half of 2016, our reduction of non-GAAP operating losses by more than $50 million in the fourth quarter of 2016 compared to the fourth quarter of 2015, and our generation of positive operating cash flow in the fourth quarter of 2016. However, the shift may have negatively impacted the achievement of the corporate performance objectives under the 2016 Incentive Compensation Plan. For example, we reduced approximately 10% of our workforce in the second half of 2016, which may have caused business disruptions with customers and potential customers.

In recognition of the foregoing, as well as to reward the Named Executive Officers (other than Messrs. DeWalt and Berry, who were not considered because they had by then tendered their resignations) for managing our business through the transition mentioned above, the Compensation Committee (with respect to Ms. King and Messrs. Reese and Robbins) and our Board of Directors (with respect to our Current CEO, with our sole non-independent director not present at the meeting and therefore not voting) awarded discretionary cash bonuses to Messrs. Mandia, Reese and Robbins and Ms. King, payable to them in February 2017, in the following amounts:

Named Executive Officer	Discretionary Cash Bonus
Ms. King	$21,771
Mr. Mandia	$48,125
Mr. Reese	$36,850
Mr. Robbins	$5,784

The discretionary cash bonus amounts paid to the Named Executive Officers for 2016 performance is also set forth in the “Summary Compensation Table for Fiscal Year 2016” below under the heading “Bonus.”

Long-Term Incentive Compensation

We believe that if our executive officers own shares of our common stock in amounts that are significant to them, they will have an incentive to act to maximize long-term stockholder value. As discussed in the section “Other Compensation Policies” below, we use stock ownership guidelines to complement our long-term incentive compensation arrangements, so our executive officers maintain a strong link to the interests of stockholders and to the movements in our stock price. We also believe that long-term incentive compensation in the form of equity awards is an integral component of our efforts to attract and retain exceptional executive officers. In the past three years, we have relied on RSU awards that may be settled for shares of our common stock and PSU awards for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe this approach enables us to attract and retain key talent in our industry and aligns our executive team’s interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executive officers, the Compensation Committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity awards), as well as the factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

February 2016 Awards

In February 2016, the Compensation Committee granted equity awards to the Named Executive Officers (other than Mr. DeWalt, who was our Chief Executive Officer at such time, and Mr. Robbins, who was not an executive officer at such time), in recognition of our financial results and their individual performance for 2015. In determining the amount of the equity awards for such Named Executive Officers, the Compensation Committee also took into consideration the recommendations of our Prior CEO, as well as the factors described above. The Compensation Committee also considered the existing equity holdings of such Named Executive Officers, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

Also in February 2016, the Compensation Committee recommended that our Board of Directors grant equity awards to Mr. DeWalt. The Compensation Committee based its recommendation in part on Mr. DeWalt’s continued effectiveness in overseeing the efforts of our executive officers to achieve our short-term and long-term business objectives and to set an appropriate tone for our general workforce. In addition to considering his achievements in the previous year and continued effectiveness and in view of the importance of his role, the Compensation Committee also based its recommendation on the retentive value of the awards to provide an opportunity to earn additional shares of our common stock over a critical period of our growth as a relatively new publicly-traded company. Finally, the Compensation Committee determined that, given his responsibilities, Mr. DeWalt’s equity award should be larger than the awards of the other executive officers to reflect his greater role and responsibilities. Following its consideration of the Compensation Committee’s recommendation, our Board of Directors (with the non-independent directors not present at the meeting and therefore not voting) granted equity awards to Mr. DeWalt in February 2016.

The equity awards granted to certain of our Named Executive Officers in February 2016 consisted of both RSU and PSU awards, and the number of shares of our common stock under the RSU awards and the target and maximum number of shares of our common stock under the PSU awards were as follows:

	RSU Awards	PSU Awards
Named Executive Officer	Number of Shares	Target Number of Shares under PSU Awards for 2016 Performance Year	Maximum Number of Shares (assuming overachievement)
Mr. DeWalt	250,000	250,000	375,000
Mr. Berry	25,000	25,000	37,500
Ms. King	50,000	50,000	75,000
Mr. Mandia	125,000	125,000	187,500
Mr. Reese	50,000	50,000	75,000

The RSU awards were subject to a time-based vesting requirement. Pursuant to this vesting requirement, one-third of the shares of our common stock subject to the RSU awards will vest on each of the first three anniversaries of February 15, 2016, with the vesting in each case being subject to the Named Executive Officer’s continued service with us through the applicable vesting date.

The PSU awards were subject to both a performance condition and a time-based vesting requirement. Pursuant to the performance condition, the number of shares of our common stock that could be earned under the award was based on pre-established threshold, target, and maximum performance levels for our billings in 2016. The target performance level for our billings in 2016 was $1,113.4 million. The PSU awards provided that, for the performance period commencing on January 1, 2016 and ending on December 31, 2016, the number of shares of our common stock earned would be determined in accordance with the following payout schedule (the “2016 PSU Payout Schedule”):

•	if we achieved less than 85% of the target performance level, no shares would be earned,

•	if we achieved at least 85% but less than 100% of the target performance level, a portion of the target number of shares granted would be earned,

•	if we achieved 100% of the target performance level, the target number of shares granted would be earned, and

•	if we exceeded the target performance level, up to 150% of the target number of shares granted would be earned.

With respect to the time-based vesting requirement, the PSU awards provided that 50% of the shares approved for release will vest in February 2017, 25% of the shares approved for release will vest in February 2018, and the remaining 25% will vest in February 2019, with the vesting in each case being subject to his or her continued service with us through the applicable vesting date.

May 2016 Awards

In May 2016, our Board of Directors granted equity awards for the Named Executive Officers (other than Mr. DeWalt, who at that time planned to transition from serving as our Chief Executive Officer to serving as our Executive Chairman of the Board, and Mr. Robbins, who was not an executive officer at such time), in connection with their promotions and to further assist with their retention in light of our pending management changes at the time. In determining the amount of the equity awards for such Named Executive Officers, our Board of Directors also took into consideration the recommendations of our Prior CEO, as well as the factors described above. Our Board of Directors also considered the existing equity holdings of such Named Executive Officers, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives.

The equity awards granted to certain of our Named Executive Officers in May 2016 consisted of both RSU and PSU awards, and the number of shares of our common stock under the RSU awards and the target and maximum number of shares of our common stock under the PSU awards were as follows:

	RSU Awards	PSU Awards
Named Executive Officer	Number of Shares	Target Number of Shares under PSU Awards for 2016 Performance Year	Maximum Number of Shares (assuming overachievement)
Mr. Berry	50,000	50,000	75,000
Ms. King	25,000	25,000	37,500
Mr. Mandia	125,000	125,000	187,500
Mr. Reese	125,000	125,000	187,500

The RSU awards were subject to a time-based vesting requirement. Pursuant to this vesting requirement, 25% of the shares of our common stock subject to the RSU awards will vest on each of the first four anniversaries of June 15, 2016 (in the case of Messrs. Mandia and Reese) or May 15, 2016 (in the case of Ms. King and Mr. Berry), with the vesting in each case being subject to his or her continued service with us through the applicable vesting date.

The PSU awards were subject to both a performance condition and a time-based vesting requirement. Pursuant to the performance condition, the number of shares of our common stock that could be earned under the award was based on pre-established threshold, target, and maximum performance levels for our billings in 2016. The target performance level for our billings in 2016 was $1,113.4 million. The PSU awards provided that, for the performance period commencing on January 1, 2016 and ending on December 31, 2016, the number of shares earned would be determined in accordance with the 2016 PSU Payout Schedule.

With respect to the time-based vesting requirement, the PSU awards provided that 25% of the shares approved for release will vest on February 15, 2017, and 25% of the shares approved for release will thereafter vest on each of the first three anniversaries of February 15, 2017, with the vesting in each case being subject to his or her continued service with us through the applicable vesting date under the PSU awards.

June 2016 Cancellation of Mr. DeWalt’s February 2016 Awards

In connection with Mr. DeWalt’s transition from Chief Executive Officer to the role of Executive Chairman of the Board effective June 15, 2016, the RSU and PSU awards granted to him in February 2016 were cancelled effective June 15, 2016 and certain of Mr. DeWalt’s other equity awards granted to him prior to 2016 were amended or partially cancelled. As a result, no shares vested or were earned under the RSU or PSU awards granted to Mr. DeWalt in 2016.

August 2016 Award for Mr. Reese

In August 2016, the Compensation Committee granted Mr. Reese an RSU award in connection with his relocation of his primary business location to our California headquarters at our request. The award was granted as part of a cash and equity package reflected in Mr. Reese’s amended and restated offer letter that the Company and Mr. Reese entered into on July 27, 2016, for the purpose of reimbursing Mr. Reese for his relocation expenses and a portion of his ongoing living expenses while serving as our President and working at our California headquarters.

The RSU award is convertible into 50,000 shares of our common stock and is subject to a time-based vesting requirement. Pursuant to this vesting requirement, the shares of our common stock subject to the award for Mr. Reese is scheduled to vest in full on August 15, 2017, with the vesting being subject to his continued service with us through the vesting date.

December 2016 Awards for Mr. Robbins

In December 2016, in connection with his appointment as our Executive Vice President of Worldwide Sales, the Compensation Committee granted the following equity awards to Mr. Robbins:

•	an RSU award for 125,000 shares of our common stock that vested in full on January 2, 2017, subject to his continued service with us through such vesting date;

•	an RSU award for 200,000 shares of our common stock that vests over four years from November 15, 2016, with 25% of the shares vesting on November 15, 2017, and (ii) 6.25% of the shares vesting each quarter thereafter, in each case subject to his continued service with us through the applicable vesting date; and

•	a PSU award for a target number of 200,000 shares of our common stock that is to be earned over four consecutive one-year performance periods with the first installment vesting on February 15, 2018. The PSU award is subject to both a performance condition and a time-based vesting requirement, for each of the 2017, 2018, 2019 and 2020 performance years. Pursuant to the performance condition for a performance year, the number of shares of our common stock that could be earned under the PSU award for the performance year is based on pre-established threshold, target, and maximum performance levels for our bookings for the performance year. The PSU award provided that, for each performance year, the number of shares earned would be determined in accordance with the 2016 PSU Payout Schedule.

With respect to the time-based vesting requirement, the PSU award also provided that the shares of our common stock earned for a performance year will vest in the February following the applicable performance year, subject to Mr. Robbins’ continued service with us through the vesting date.

The RSU award that vested in full on January 2, 2017 was granted to attract Mr. Robbins to start his employment with us in November 2017 so that he could, among other things, assist with our year-end sales efforts, our 2017 planning process and the preparation for our annual global partner and sales conference in mid-January 2017. This RSU award was also intended to compensate Mr. Robbins for the bonus payment and equity vesting he would have received in December 2016 from his prior employer had he remained with his prior employer through mid-December 2016.

Since no portion of Mr. Robbins’ PSU award is tied to 2016 performance, no shares have yet been earned under the PSU award.

December 2013 Award for Mr. Reese

In December 2013, in connection with Mr. Reese joining FireEye, the Compensation Committee granted him a PSU award, with a target of 6,800 shares of our common stock tied to 2016 company performance. Half of the PSU award was originally tied to the performance of Mandiant’s business and the other half to the performance of FireEye’s business, but since Mandiant’s business has been fully integrated into FireEye’s business and Mandiant-specific information is not available for 2016, the Compensation Committee measured all of this PSU award on company performance.

Pursuant to the performance condition for the 2016 performance year, the number of shares of our common stock that could be earned under the PSU award for the 2016 performance year was based on pre-established threshold, target, and maximum performance levels for our bookings for the performance year. The target level and actual amount achieved for the corporate performance measure based on bookings for 2016 is not disclosed because it is considered an internal measure, the disclosure of which could result in competitive harm to us.

The PSU award provided that (i) if we achieve less than 80% of the target for a performance year, no shares will be earned for that year, (ii) if we achieve at least 80% but less than 90% of the target for the 2016 performance year, 80% of the number of shares allocated to that year will be earned for that year, (iii) if we achieve at least 90% but less than 100% of the target for the 2016 performance year, 90% of the number of shares allocated to that year will be earned for that year, (iv) if we achieve at least 100% but less than 110% of the target for the 2016 performance year, 100% of the number of shares allocated to that year will be earned for that year, and (v) if we exceed the target for the 2016 performance year, up to 150% of the number of shares allocated to that year will be earned for that year. Pursuant to the vesting requirement, the PSU award also provided that the shares earned for the 2016 performance year will vest in February 2017, subject to Mr. Reese’s continued service with us through the vesting date.

November 2015 Award for Mr. Berry

In November 2015, in connection with Mr. Berry joining FireEye, the Compensation Committee granted him a PSU award, with a target of 28,750 shares of our common stock tied to 2016 company performance. The award originally was tied to a bookings target, but was amended in May 2016 to instead be tied to our billings in 2016, in order to align with the performance measure under the PSU awards granted to our Named Executive Officers in 2016.

Pursuant to the performance condition for the 2016 performance year, the number of shares of our common stock that could be earned under the PSU award for the 2016 performance year was based on pre-established threshold, target, and maximum performance levels for our billings for the performance year. The target performance level for our billings in 2016 was $1,113.4 million.

The PSU award provided that (i) if we achieve less than 80% of the target for the 2016 performance year, no shares will be earned for that year, (ii) if we achieve at least 80% but less than 100% of the target for the 2016 performance year, a portion of the number of shares allocated to that year will be earned for that year, (iii) if we achieve 100% of the target for the 2016 performance year, the number of shares allocated to that year will be earned for that year, and (iv) if we exceed the target for the 2016 performance year, up to 150% of the number of shares allocated to that year will be earned for that year. Pursuant to the vesting requirement, the PSU award also provided that the shares earned for the 2016 performance year will vest in February 2017, subject to Mr. Berry’s continued service with us through the vesting date.

Payout of PSU Awards

In February 2017, our Board of Directors determined that, with our actual billings in 2016 being $819.5 million, the billings performance condition under each of the PSU awards (other than the PSU award granted to Mr. Reese in December 2013) was achieved at the 74% level, and that the bookings performance condition under the PSU award granted to Mr. Reese in December 2013 was achieved at the 73% level, in each case equating to none of the target number of shares of our common stock being earned pursuant to the performance requirements for the PSU awards tied to 2016 performance. However, in recognition of the 2016 Transition Initiative Factors described above, our Board of Directors exercised its discretion and approved a payout of 20% of the target number of shares of our common stock subject to the PSU awards, conditioned on the continued service of the Named Executive Officers through the applicable vesting dates for the PSU awards. Our executives successfully performed against the 2016 Transition Initiative Factors and the 20% payout acknowledges this accomplishment. Because of our pay for performance focus and our overall results, no payouts were made for a significant portion of the awards.

The following table sets forth the number of shares approved for release, and the corresponding number of shares cancelled, for all of the PSU awards tied to 2016 performance that were granted in 2016 or prior to 2016 to the Named Executive Officers:

Named Executive Officer	Month PSU Awards Granted	Target Number of Shares under PSU Awards Tied to 2016 Performance	Approved Payout Level	Actual Number of Shares Approved for Release under PSU Awards	Number of Shares Cancelled under PSU Awards
Mr. DeWalt(1)	February 2016	N/A	N/A	N/A	N/A
Mr. Berry	February 2016	25,000	20%	5,000	20,000
	May 2016	50,000	20%	10,000	40,000
	November 2015	28,750	20%	5,750	23,000
Ms. King	February 2016	50,000	20%	10,000	40,000
	May 2016	25,000	20%	5,000	20,000
Mr. Mandia	February 2016	125,000	20%	25,000	100,000
	May 2016	125,000	20%	25,000	100,000
Mr. Reese	February 2016	50,000	20%	10,000	40,000
	May 2016	125,000	20%	25,000	100,000
	December 2013	6,800	20%	1,360	5,440
Mr. Robbins(2)	December 2016	N/A	N/A	N/A	N/A

(1)	The PSU award granted to Mr. DeWalt in February 2016 was cancelled effective June 15, 2016. As a result, effective June 15, 2015, Mr. DeWalt did not have any PSU awards tied to 2016 performance.
(2)	No portion of the PSU award granted to Mr. Robbins in December 2016 was tied to 2016 performance.

The equity awards granted in 2016 to the Named Executive Officers are set forth in the “Summary Compensation Table for Fiscal Year 2016” and the “Grants of Plan-Based Awards Table for Fiscal Year 2016” below.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan (the “FireEye 401(k) plan”) under Section 401(k) of the Internal Revenue Code (the “Code”) for our executive officers and other employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. The FireEye 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. This plan is intended to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plans, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. In addition, all contributions are deductible by us when made.

All participants’ interests in their deferrals are 100% vested when contributed under the FireEye 401(k) plan. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. In 2016, we made no matching contributions into the FireEye 401(k) plan.

As part of our acquisition of iSIGHT Partners in January 2016, the iSIGHT 401(k) plan was frozen, with no new contributions or participation from the date of the acquisition. The iSIGHT 401(k) Plan was merged into the FireEye 401(k) as of March 1, 2016.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide flexible time off and other paid holidays to all employees, including our executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes, or consistent with benefits provided to our other full-time employees. During 2016, none of the Named Executive Officers (other than Mr. Reese with respect to our reimbursement of his expenses associated with the relocation of his primary business location to our California headquarters at our request and a portion of his ongoing living expenses while serving as our President and working at our California headquarters) received perquisites or other personal benefits that were not generally available on a non-discriminatory basis to all our employees and that were, in the aggregate, $10,000 or more for each Named Executive Officer.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment, motivation or retention purposes, or consistent with benefits provided to our other full-time employees. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into written employment offer letters with each of the Named Executive Officers. Each of these arrangements was approved on our behalf by our Board of Directors or the Compensation Committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board of Directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board of Directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual target cash incentive compensation opportunity, and, in some instances, a recommendation for an equity award.

For a summary of the material terms and conditions of the employment offer letters with each of the Named Executive Officers, see “—Employment Agreements for Executive Officers” and “—Other Employment Agreements” below.

Post-Employment Compensation

Prior to July 2013, the employment offer letters that we entered into with the Named Executive Officers provided for certain payments and benefits in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believed that these arrangements were significant factors in the recruitment of these executive officers and would help these individuals maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there was a potential transaction that could involve a change in control of the Company.

In July 2013, the Compensation Committee adopted a Change of Control Severance Policy for Officers (the “Severance Policy”), a standardized approach for the payment of severance and change in control benefits to our executive officers. Under the Severance Policy, the rights of our executive officers upon an involuntary termination of employment, including an involuntary termination of employment following a change in control of the Company, were established on a uniform basis. In addition, the post-employment compensation and benefits of our executive officers were established separately from their other compensation elements. The Severance Policy is applicable to all new executive officers hired since July 2013. In addition, our executive officers were given the opportunity to waive the existing severance and change in control protections in their employment offer letters in favor of the Severance Policy. Each of the Named Executive Officers who were employed with us at July 2013 agreed to relinquish the severance payments and benefits otherwise provided in his or her employment offer letter in exchange for eligibility to receive payments and benefits under the Severance Policy.

We believe the Severance Policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. It also helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which we believe will help preserve our value and the potential benefit to be received by our stockholders in any such transaction. Finally, the Severance Policy is easier for us to administer, as it requires less time and expense.

The Severance Policy contemplates that the payments and benefits in the event of a change in control of the Company are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause or a resignation for good reason, and in each case requires that the executive officer execute a general release of claims in favor of the Company. In addition, the Severance Policy provides payments and benefits to our executive officers for qualified terminations of employment unrelated to a change in control of the Company.

For a summary of the material terms and conditions of the Severance Policy, see “—Change of Control Severance Policy for Officers” and “—Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control” below.

Other Compensation Policies

Stock Ownership Guidelines

We believe that stock ownership by our executive officers and non-employee members of our Board of Directors is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board of Directors has adopted formal stock ownership guidelines that require our executive officers and non-employee members of our Board of Directors to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on an annual basis, as determined by the Compensation Committee, and not on an ongoing basis. Shares of our common stock underlying RSU awards that are not then subject to achievement of performance conditions and the shares of our common stock subject to vested stock options (on a net exercise basis) count toward meeting the requirements. The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	6x base salary
Other Executive Officers	1x base salary
Non-employee members of Board of Directors	3x annual retainer

During any year in which an individual’s required ownership level is not met, he or she is required to retain at least 50% of the net shares following the exercise of stock options, the vesting of RSU awards or the vesting of PSU awards until the required ownership level has been met. The guidelines provide that in the event the annual retainer (or any portion thereof) is paid to a non-employee member of our Board of Directors in equity instead of cash, the annual retainer (or applicable portion thereof) means the grant date fair value of the annual equity award (or applicable portion thereof) for regular service on our Board of Directors.

In March 2017, the Compensation Committee evaluated executive officer and director compliance with the guidelines for 2016 and determined that our Current CEO and each of our other executive officers and two non-employee members of our Board of Directors had satisfied his or her required stock ownership level. Ms. Alexy and Messrs. Ahuja, Coughran and Pusey, who are non-employee members of our Board of Directors, are within a grace period, defined as five years from the date of first becoming subject to the guidelines, and, thus, are still in the process of satisfying their required stock ownership level.

Compensation Recovery Policy

Our Board of Directors has adopted a compensation recovery policy allowing it to require the repayment or forfeiture of all or part of any performance-based cash incentive compensation, performance-based equity award or other performance-based award paid or granted to our executive officers where the payment, grant or vesting of such compensation or award was based on the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was the result of fraud or intentional misconduct. This policy only applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct. In addition to the foregoing, our Chief Executive Officer and our Chief Financial Officer are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Equity Award Grant Policy

We maintain an Equity Award Grant Policy that provides the following guidelines to be observed by the Compensation Committee and our Board of Directors when granting equity awards under the Company’s equity compensation plans:

•	Any equity awards granted by the Compensation Committee to our Chief Executive Officer are subject to the ratification of our Board of Directors (with any non-independent directors abstaining from the vote).

•	Generally, equity awards for new hires will be granted on a monthly basis. An equity award granted to a new hire may not have a grant date prior to such individual’s first date of bona fide employment or service.

•	The Compensation Committee, our Board of Directors, and/or the Equity Award Committee (a committee, consisting of our Chief Financial Officer and our General Counsel, to which the Compensation Committee has delegated non-exclusive authority to grant equity awards to employees where the award falls within prescribed guidelines approved by the Compensation Committee) has the authority to grant occasional retention, promotion, or merit equity awards during the year in a manner that is consistent with the terms of this policy.

•	Equity awards should not be timed in relation to the release of material non-public information, and it is the intent of the policy to specify the timing of effectiveness of equity award grants to avoid such timing.

Under our current equity compensation plan, the exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant.

Derivatives Trading, Hedging, and Pledging Policies

Our insider trading policy prohibits our executive officers and the non-employee members of our Board of Directors from, among other things, derivative securities transactions, including any hedging, with respect to shares of our common stock and from pledging Company securities as collateral or holding Company securities in a margin account.

Risk Assessment and Compensation Practices

Our management assesses and discusses with the Compensation Committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•	Our annual incentive plan considers a multiple of corporate and individual performance factors and allows the Compensation Committee to review performance on a holistic basis (including the 2016 Transition Initiative Factors) minimizing risk related to our short-term variable compensation; and

•	Our equity awards include multi-year vesting schedules requiring a long-term employee commitment.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exemption. In this regard, the compensation income realized upon the exercise of options to purchase shares of the granting company’s securities granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.

Prior to our becoming a public company, our Board of Directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the Compensation Committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders, which may include compliance with Section 162(m) of the Code.

The Compensation Committee seeks to qualify the incentive compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in our best interests. In approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any Named Executive Officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and restricted stock awards that may be settled for shares of our common stock to our executive officers, based on their fair values. For certain performance-based stock awards, we also must apply judgment in determining the periods when, and if, the achievement of the related performance targets becomes probable.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).

Compensation Committee Report

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Enrique Salem (Chair)

William M. Coughran Jr.

Stephen Pusey

Summary Compensation Table for Fiscal Year 2016

The following table provides information regarding the compensation awarded to, or earned by, the Named Executive Officers during 2014, 2015 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David G. DeWalt, Executive Chairman of the Board and Former Chief Executive Officer(5)	2016 2015 2014	350,000 350,000 350,000	— — —	6,010,000 15,703,600 12,846,000	— — —	214,375 324,625 367,500	24,408 — —	6,598,783 16,378,225 13,563,500

Michael J. Berry, Executive Vice President, Chief Financial Officer and Chief Operating Officer(6)	2016 2015 2014	410,000 115,115 —	— — —	2,199,000 6,653,900 —	— — —	251,125 380,275 —	1,518 — —	2,861,643 7,149,290 —

Alexa King, Executive Vice President, General Counsel and Secretary	2016 2015 2014	305,000 270,000 250,000	21,771 — —	2,001,000 1,460,800 2,974,001	— — —	96,979 133,650 137,500	30,836 — —	2,455,586 1,864,450 3,361,501

Kevin R. Mandia, Chief Executive Officer(7)	2016 2015 2014	343,750 325,000 —	48,125 — —	7,175,000 9,130,000 —	— — —	214,375 301,438 —	34,644 — —	7,815,894 9,756,438 —

Travis M. Reese, President(8)	2016 2015 2014	331,250 — —	36,850 — —	6,077,000 — —	— — —	164,150 — —	126,057 — —	6,735,307 — —

William T. Robbins, Executive Vice President of Worldwide Sales(9)	2016 2015 2014	52,841 — —	5,784 — —	6,502,125 — —	— — —	25,772 — —	110 — —	6,586,632 — —

(1)	The amounts in this column represent discretionary cash bonuses based on 2016 performance but paid in 2017. All other cash incentive compensation is shown in the column for “Non-Equity Incentive Plan Compensation.”
(2)	The amounts in this column represent the aggregate grant date fair value of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 24, 2017. The PSUs were valued based on the target outcome of performance-based conditions (i.e., based on 100% achievement). If the PSUs were instead valued based on the maximum outcome of performance-based conditions (i.e., based on 150% achievement), the total amount represented in this column for 2016 would be as follows: Mr. DeWalt: $7,512,500; Mr. Berry: $2,748,750; Ms. King: $2,501,250; Mr. Mandia: $8,968,750; Mr. Reese: $7,376,250; and Mr. Robbins: $7,740,625.
(3)	The amounts in this column represent amounts paid under the Employee Incentive Plan.
(4)	For 2016, the amounts in this column include: (i) for Mr. DeWalt, payout of vacation time in the amount of $22,560; (ii) for Ms. King, payout of vacation time in the amount of $29,873; (iii) for Mr. Mandia, payout of vacation time in the amount of $33,654; and (iv) for Mr. Reese, payout of vacation time in the amount of $32,212 and $92,464 of relocation and living expenses paid in connection with the relocation of his primary business location to our California headquarters at our request.
(5)	Mr. DeWalt’s served as our Chief Executive Officer until June 14, 2016 and terminated his employment with us on January 31, 2017.
(6)	Mr. Berry’s employment with us terminated on February 3, 2017.
(7)	Mr. Mandia became a Named Executive Officer in 2015. Accordingly, only information for 2016 and 2015 is provided with respect to Mr. Mandia.
(8)	Mr. Reese was appointed as our President effective June 15, 2016 and accordingly only information for 2016 is provided with respect to Mr. Reese.
(9)	Mr. Robbins was appointed as our Executive Vice President of Worldwide Sales on November 18, 2016 and accordingly only information for 2016 is provided with respect to Mr. Robbins.

Grants of Plan-Based Awards Table for Fiscal Year 2016

The following table provides information regarding the amount of equity awards granted to the Named Executive Officers during 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
		Threshold($)	Target($)	Max($)	Target(#)	Max(#)
David G. DeWalt	—	—	350,000	525,000	—	—	—	—
	2/9/16	—	—	—	250,000	375,500	—	3,005,000
	2/9/16	—	—	—	—	—	250,000	3,005,000
Michael J. Berry	—	—	410,000	615,000	—	—	—	—
	2/9/16	—	—	—	25,000	37,500	—	300,500
	2/9/16	—	—	—	—	—	25,000	300,500
	5/5/16	—	—	—	50,000	75,000	—	799,000
	5/5/16	—	—	—	—	—	50,000	799,000
Alexa King	—	—	158,333	237,500	—	—	—	—
	2/9/16	—	—	—	50,000	75,000		601,000
	2/9/16	—	—	—	—	—	50,000	601,000
	5/5/16	—	—	—	25,000	37,500		399,500
	5/5/16	—	—	—	—	—	25,000	399,500
Kevin R. Mandia	—	—	350,000	525,000	—	—	—	—
	2/9/16	—	—	—	125,000	187,500	—	1,502,500
	2/9/16	—	—	—	—	—	125,000	1,502,500
	5/3/16	—	—	—	125,000	187,500	—	2,085,000
	5/3/16	—	—	—	—	—	125,000	2,085,000
Travis M. Reese	—	—	268,000	402,000	—	—	—	—
	2/9/16	—	—	—	50,000	75,000	—	601,000
	2/9/16	—	—	—	—	—	50,000	601,000
	5/5/16	—	—	—	125,000	187,500	—	1,997,500
	5/5/16	—	—	—	—	—	125,000	1,997,500
	8/2/16	—	—	—	—	—	50,000	880,000
William T. Robbins	—	—	42,076	63,114	—	—	—	—
	12/27/16	—	—	—	200,000	300,000	—	2,477,000
	12/27/16	—	—	—	—	—	125,000	1,548,125
	12/27/16	—	—	—	—	—	200,000	2,477,000

(1)	The amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to amounts payable for the achievement of the 2016 performance metrics established by our compensation committee under our Employee Incentive Plan. The target column assumes the achievement of the corporate performance metrics and the individual performance metrics at the target level. The maximum column assumes the achievement of the corporate performance metrics and the individual performance metrics at the maximum level. Notwithstanding the level of performance achieved by such executives, our compensation committee reserves the right to increase, reduce or eliminate any incentive compensation in its discretion. The actual amounts paid to the Named Executive Officers that are our current and former executive officers are set forth in the Summary Compensation Table for Fiscal Year 2016 above. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.
(2)	Represents performance-based restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan. For more information, see “Compensation Discussion and Analysis—Compensation Elements” above.

(3)	Represents restricted stock unit awards which were granted under the FireEye, Inc. 2013 Equity Incentive Plan.
(4)	The amounts in this column represent the aggregate grant date fair value of the award as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 24, 2017.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents certain information concerning equity awards held by the Named Executive Officers as of December 31, 2016.

		Option Awards				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
David G. DeWalt(3)	6/15/12(4)	41,000	—	1.65	6/14/2022	—		—	—		—
	1/22/13(5)	139,944	—	5.44	1/21/2023	—		—	—		—
Michael J. Berry(6)	11/3/15	—	—	—	—	5,750	(7)	68,425	57,500	(8)	684,250
	11/3/15(9) 2/9/16(10) 2/9/16(11) 5/5/16(12) 5/5/16(13)	— — — — —	— — — — —	— — — — —	— — — — —	86,250 5,000 25,000 10,000 50,000		1,026,375 59,500 297,500 119,000 595,000	— — — — —		— — — — —
Alexa King	2/14/14(14)	—	—	—	—	8,750		104,125	—		—
	2/14/14(15)	—	—	—	—	2,500		29,750	—		—
	2/14/14(16)	—	—	—	—	21,525		256,148	—		—
	2/10/15(17)	—	—	—	—	28,800		342,720	—		—
	2/10/15(18) 2/9/16(19) 2/9/16(20) 5/5/16(21) 5/5/16(22)	— — — — —	— — — — —	— — — — —	— — — — —	10,000 10,000 50,000 5,000 25,000		119,000 119,000 595,000 59,500 297,500	— — — — —		— — — — —
Kevin R. Mandia	2/9/16(23) 2/9/16(24)	— —	— —	— —	— —	25,000 125,000		297,500 1,487,500	— —		— —
	5/3/16(25)	—	—	—	—	25,000		297,500	—		—
	5/3/16(26)	—	—	—	—	125,000		1,487,500	—		—
Travis M. Reese	10/27/11(27)	173,677	—	6.61	10/26/2021	—		—	—		—
	1/24/13(28)	46,980	—	7.92	1/23/2023	—		—	—		—
	11/16/13(29)	72,428	21,533	9.56	11/15/2023	—		—	—		—
	12/30/13(30) 2/10/15(31) 2/10/15(32) 5/27/15(33) 2/9/16(34) 2/9/16(35) 5/5/16(36) 5/5/16(37) 8/2/16(38)	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	1,360 36,000 12,500 62,500 10,000 50,000 25,000 125,000 50,000		16,184 428,400 148,750 743,750 119,000 595,000 297,500 1,487,500 595,000	— — — — — — — — —		— — — — — — — — —
William T. Robbins	12/27/16(39)	—	—	—	—	—		—	200,000		2,380,000
	12/27/16(40)	—	—	—	—	125,000		1,487,500	—		—
	12/27/16(41)	—	—	—	—	200,000		2,380,000	—		—

(1)	Unless otherwise described in the footnotes below, represents (i) restricted stock awards, (ii) performance based restricted stock awards and (iii) shares of restricted stock issued upon the early exercise of stock options, in each case that remained unvested as of December 31, 2016. We have a right to repurchase any unvested shares subject to each such award if the holder of the award ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule described in the footnotes below.

(2)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on The NASDAQ Global Select Market on December 30, 2016, which was $11.90 per share.
(3)	Mr. DeWalt’s service terminated on January 31, 2017. At that time, he did not hold any unvested equity awards.
(4)	The stock option is fully vested and immediately exercisable.
(5)	The stock option is fully vested and immediately exercisable.
(6)	Mr. Berry’s service terminated on March 1, 2017, at which time all then unvested options and unvested restricted stock units previously granted to him were forfeited.
(7)	Upon the achievement of certain performance conditions, 5,750 of the eligible restricted stock units relating to the 2016 performance year were earned and vested on February 15, 2017.
(8)	Upon the achievement of the target outcome of certain performance conditions, 50% of the eligible restricted stock units will vest on February 15, 2018, and 50% of the eligible restricted stock units will vest on February 15, 2019, in each case subject to Mr. Berry’s continuous status as a service provider on each such vesting date.
(9)	25% of the shares subject to the restricted stock unit award vested on February 15, 2016, and the remaining shares subject to the restricted stock unit award will vest annually in three equal installments on the anniversary of such date, in each case subject to Mr. Berry’s continuous status as a service provider on each such vesting date.
(10)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, in each case subject to Mr. Berry’s continuous status as a service provider on each such vesting date.
(11)	One-third of the shares subject to the restricted stock unit award will vest annually beginning on February 15, 2017, in each case subject to Mr. Berry’s continuous status as a service provider on each such date.
(12)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 25% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in three equal installments on the anniversary of such date, in each case subject to Mr. Berry’s continuous status as a service provider on each such vesting date.
(13)	25% of the shares subject to the restricted stock unit award will vest annually beginning on May 15, 2017, in each case subject to Mr. Berry’s continuous status as a service provider on each such vesting date.
(14)	100% of the shares subject to the restricted stock unit award will vest on February 15, 2017, subject to Ms. King’s continuous status as a service provider on such vesting date.
(15)	50% of the shares subject to the restricted stock unit award will vest on February 15, 2017, and 50% of the shares subject to the restricted stock unit award will vest on February 15, 2018, in each case subject to Ms. King’s continuous status as a service provider on each such vesting date.
(16)	Represents the actual number of shares issuable upon the vesting of restricted stock units. The amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, subject to Ms. King’s continuous status as a service provider on such vesting date.
(17)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest on February 15, 2018, in each case subject to Ms. King’s continuous status as a service provider on each such vesting date.
(18)	50% of the shares subject to the restricted stock unit award will vest annually beginning on February 15, 2017, subject to Ms. King’s continuous status as a service provider on each such vesting date.
(19)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, in each case subject to Ms. King’s continuous status as a service provider on each such vesting date.
(20)	One-third of the shares subject to the restricted stock unit award will vest annually beginning on February 15, 2017, in each case subject to Ms. King’s continuous status as a service provider on each such date.
(21)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 25% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in three equal installments on the anniversary of such date, in each case subject to Ms. King’s continuous status as a service provider on each such vesting date.
(22)	25% of the shares subject to the restricted stock unit award will vest annually beginning on May 15, 2017, in each case subject to Ms. King’s continuous status as a service provider on each such vesting date.

(23)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, in each case subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(24)	One-third of the shares subject to the restricted stock unit award will vest annually beginning on February 15, 2017, in each case subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(25)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 25% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in three equal installments on the anniversary of such date, in each case subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(26)	25% of the shares subject to the restricted stock unit award will vest annually beginning on June 15, 2017, in each case subject to Mr. Mandia’s continuous status as a service provider on each such vesting date.
(27)	The stock option is fully vested and immediately exercisable.
(28)	The stock option is fully vested and immediately exercisable.
(29)	25% of the shares subject to the option vested on November 16, 2014, and the remaining shares subject to the option will vest in 36 equal monthly installments thereafter, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(30)	Upon the achievement of certain performance conditions, 1,360 of the eligible restricted stock units relating to the 2016 performance year were earned and vested on February 15, 2017.
(31)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest on February 15, 2018, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(32)	50% of the shares subject to the restricted stock unit award will vest annually beginning on February 15, 2017, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(33)	25% of the shares subject to the restricted stock unit award vested on May 15, 2016, and 6.25% of the shares subject to the restricted stock unit award will vest quarterly thereafter, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(34)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 50% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in two equal installments on the anniversary of such date, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(35)	One-third of the shares subject to the restricted stock unit award will vest annually beginning on February 15, 2017, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(36)	Represents the actual number of shares issuable upon the vesting of restricted stock units. 25% of the amount earned, which was based on the achievement of certain performance conditions, will vest on February 15, 2017, and the remaining amount earned will vest annually in three equal installments on the anniversary of such date, in each case subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(37)	25% of the shares subject to the restricted stock unit award will vest annually beginning on June 15, 2017, subject to Mr. Reese’s continuous status as a service provider on each such vesting date.
(38)	100% of the shares subject to the restricted stock unit award will vest on August 15, 2017, subject to Mr. Reese’s continuous status as a service provider on such vesting date.
(39)	Upon the achievement of the target outcome of certain performance conditions, 25% of the eligible restricted stock units will vest on February 15, 2018, 25% of the eligible restricted stock units will vest on February 15, 2019, 25% of the eligible restricted stock units will vest on February 15, 2020, and 25% of the eligible restricted stock units will vest on February 15, 2021, in each case subject to Mr. Robbins’ continuous status as a service provider on each such vesting date.
(40)	100% of the shares subject to the restricted stock unit award will vest on January 2, 2017, subject to Mr. Robbins’ continuous status as a service provider on such vesting date.
(41)	25% of the shares subject to the restricted stock unit award will vest on November 15, 2017, and 6.25% of the shares subject to the restricted stock unit award will vest quarterly thereafter, in each case subject to Mr. Robbins’ continuous status as a service provider on each such vesting date.

Option Exercises and Stock Vested for Fiscal Year 2016

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of restricted stock awards and restricted stock units during fiscal year 2016 by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. DeWalt	—	—	471,066	5,778,682
Alexa King	—	—	1,250	15,000
Michael J. Berry	—	—	56,350	676,200
Kevin R. Mandia	—	—	279,256	3,478,132
Travis M. Reese	—	—	55,865	716,828
William T. Robbins	—	—	—	—

(1)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Employment Agreements for Executive Officers

Kevin R. Mandia

Effective December 30, 2013, we entered into an offer letter with Kevin R. Mandia, our Chief Executive Officer. The offer letter is for no specific term and provides that Mr. Mandia is an at-will employee. Mr. Mandia’s current annual base salary is $350,000, and he is eligible for annual target incentive payments equal to $350,000 for 2017. Mr. Mandia is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

The offer letter also contains certain covenants regarding activities that Mr. Mandia cannot engage in while providing services to us.

Alexa King

Effective August 1, 2013, we entered into a confirmatory offer letter with Alexa King, our Executive Vice President, General Counsel and Secretary. The offer letter is for no specific term and provides that Ms. King is an at-will employee. Ms. King’s current annual base salary is $316,667, and she is eligible for annual target incentive payments equal to $158,333 for 2017. Ms. King is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Travis M. Reese

Effective July 20, 2016, we entered into an amended and restated offer letter with Travis M. Reese, our President. The offer letter is for no specific term and provides that Mr. Reese is an at-will employee. Mr. Reese’s current annual base salary is $335,000, and he is eligible for annual target incentive payments equal to $268,000 for 2017. Mr. Reese is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

The offer letter also contains certain benefits for Mr. Reese in connection with the relocation of his primary business location to our California headquarters in August 2016. In support of the relocation, we agreed to reimburse Mr. Reese, or directly pay on his behalf, (i) his reasonable, approved and documented expenses incurred in relocating his household to California and (ii) up to $10,000 per month of his actual and documented housing rental expenses in California that he incurs, during the two year period after the date of his relocation, while he serves as our President and his primary business location is our California headquarters.

William T. Robbins

Effective November 14, 2016, we entered into an offer letter with William T. Robbins, our Executive Vice President of Worldwide Sales. The offer letter is for no specific term and provides that Mr. Robbins is an at-will employee. Mr. Robbins’ current annual base salary is $450,000, and he is eligible for annual target incentive payments equal to $350,000 for 2017. Mr. Robbins is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Frank E. Verdecanna

Effective October 30, 2012, we entered into an offer letter with Frank E. Verdecanna, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The offer letter is for no specific term and provides that Mr. Verdecanna is an at-will employee. Mr. Verdecanna’s current annual base salary is $370,000, and he is eligible for annual target incentive payments equal to $185,000 for 2017. Mr. Verdecanna is also eligible for severance benefits under our Change of Control Severance Policy for Officers.

Other Employment Agreements

David G. DeWalt

Effective June 15, 2016, we entered into an amended and restated offer letter with David G. DeWalt, our former Executive Chairman of the Board and former Chief Executive Officer. The offer letter has no specific term and provides that Mr. DeWalt is an at-will employee. Pursuant to the offer letter, certain of Mr. DeWalt’s equity awards were amended or cancelled. Mr. DeWalt’s employment with us terminated on January 31, 2017.

Michael J. Berry

Effective August 27, 2015, we entered into an offer letter with Michael J. Berry, our former Executive Vice President, Chief Financial Officer and Chief Operating Officer. The offer letter is for no specific term and provides that Mr. Berry is an at-will employee. Mr. Berry’s employment with us terminated in February 2017.

Effective February 2, 2017, we entered into a transition agreement with Mr. Berry. Under the transition agreement, Mr. Berry agreed to provide transition services to us through the date of the filing of our Form 10-K for the fiscal year ended December 31, 2016 with the SEC or March 1, 2017, whichever is later. Mr. Berry’s transition services terminated on March 1, 2017.

Change of Control Severance Policy for Officers

In July 2013, our compensation committee adopted and approved a Change of Control Severance Policy for Officers, or the Severance Policy. All of our executive officers and certain of our non-executive officers (collectively referred to as “eligible employees”) are generally eligible for severance benefits under the Severance Policy, subject to the conditions described below. Each eligible employee may receive benefits upon a qualified termination of employment three months prior to, or 12 months following a change of control, or the change of control period. In addition, eligible employees may receive severance benefits for qualified terminations of employment unrelated to a change of control. The benefits in the Severance Policy vary based on whether an eligible employee is an executive officer, or Tier 1 Executive, or a non-executive officer, or Tier II Executive.

In the event of a termination of employment without “cause” (as generally defined below) outside of the change of control period, an eligible employee will receive the following:

•	Tier I Executive:

•	lump-sum 12 months base salary payment; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum 6 months base salary payment; and

•	paid COBRA continuation for 6 months.

In the event of a termination of employment without “cause” or a resignation for “good reason” (as such terms are generally defined below), in each case, during the change of control period, an eligible employee will receive the following:

•	Tier I Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

•	Tier II Executive:

•	lump-sum 12 months base salary payment;

•	pro-rata bonus for the year of termination;

•	100% acceleration of unvested equity awards with performance awards vesting at maximum level; and

•	paid COBRA continuation for 12 months.

To be an eligible employee, the participant must enter into a participation agreement with us. Also, all severance benefits under the Severance Policy are subject to the eligible employee executing a release of clams.

Benefits under the Severance Policy replace any then-existing severance and/or change of control benefit that an eligible employee had previously.

For purposes of the Severance Policy, “cause” means generally:

•	the unauthorized use or disclosure of our confidential information or trade secrets, which use or disclosure causes material harm to us;

•	the material breach of any agreement between us and the named executive officer;

•	the material failure to comply with our written policies or rules;

•	the conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

•	gross negligence or willful misconduct in the performance of the named executive officer’s duties;

•	the continuing failure to perform assigned duties after receiving written notification of the failure from the Chief Executive Officer; or

•	the failure to cooperate in good faith with a governmental or internal investigation of the company or our directors, officers or employees, if we have requested such cooperation;

provided, however, that “cause” will not be deemed to exist in certain of the events above unless the named executive officer has been provided with (i) 30 days’ written notice by the board of directors of the act or omission constituting “cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure.

For purposes of the Severance Policy, “good reason” means generally any of the following without an eligible employee’s consent:

•	a material reduction in duties, authority, reporting relationship, or responsibilities;

•	a material reduction in annual cash compensation;

•	a requirement to relocate to a location more than twenty miles from the eligible employee’s then-current office location;

•	a material breach by us of the eligible employee’s employment agreement or any other agreement between the eligible employee and us; or

•	a failure by any successor entity to assume the Severance Policy.

Potential Payments upon a Change of Control, upon Termination or upon Termination Following a Change of Control

Potential Payments Upon Termination of Employment Outside of the Change of Control Period

The table below shows the estimated benefits and compensation that each Named Executive Officer would have received under the Severance Policy if the Named Executive Officer had been terminated without cause on December 31, 2016, assuming that such termination occurred outside of a change of control period.

Name	Salary Continuation($)	Value of Continued Health Care Premiums($)(1)	Total($)
David G. DeWalt	350,000	21,806	371,806
Michael J. Berry	410,000	21,806	431,806
Alexa King	316,667	21,806	338,473
Kevin R. Mandia	350,000	21,806	371,806
Travis M. Reese	335,000	16,706	351,706
William T. Robbins	450,000	21,806	471,806

(1)	Estimates of COBRA value are based on coverage in effect as of December 31, 2016.

Potential Payments Upon Termination of Employment During the Change of Control Period

The table below shows the estimated benefits and compensation that each Named Executive Officer would have received under the Severance Policy if the Named Executive Officer had been terminated without cause, or had resigned for good reason, on December 31, 2016, assuming that such termination or resignation for good reason occurred within a change of control period.

			Acceleration
Name	Salary Continuation($)	Pro rata Cash Incentive($)(1)	Option Awards($)	Stock Awards($)	Value of Continued Health Care Premiums($)(2)	Total($)
David G. DeWalt	350,000	350,000	—	—	21,806	721,806
Michael J. Berry	410,000	410,000	—	4,797,188	21,806	5,638,994
Alexa King	316,667	158,333	—	3,082,993	21,806	3,984,994
Kevin R. Mandia	350,000	350,000	—	7,437,500	21,806	8,159,306
Travis M. Reese	335,000	268,000	50,387	7,243,530	16,706	8,154,598
William T. Robbins	450,000	42,076	—	7,437,500	21,806	7,951,382

(1)	Represents amount of target annual cash incentive opportunity as of December 31, 2016.
(2)	Estimates of COBRA value are based on coverage in effect as of December 31, 2016.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding stock options that were assumed by us in connection with our acquisition of Mandiant or nPulse Technologies, which originally granted those stock options. However, footnote 3 to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2016, and the weighted average exercise price of those assumed stock options.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	27,084,961	$10.975	12,888,906
Equity compensation plans not approved by stockholders(3)	—	—	—
Total	27,084,961	$10.975	12,888,906

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account restricted stock units, which have no exercise price.
(2)	Includes the following plans: FireEye, Inc. 2008 Stock Plan, FireEye, Inc. 2013 Equity Incentive Plan (“2013 Plan”) and FireEye, Inc. 2013 Employee Stock Purchase Plan (“ESPP”). Our 2013 Plan provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,100,000 shares of common stock, (ii) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (iii) such other amount as may be determined by our board of directors. Our ESPP provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 3,700,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) such other amount as may be determined by our board of directors. On January 1, 2017, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 8,729,801 shares and 1,745,960 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(3)	The table does not include information for the Mandiant Corporation 2006 Equity Incentive Plan, Mandiant Corporation 2011 Equity Incentive Plan, FireEye, Inc. Umbrella Plan for Assumed Options and nPulse Technologies, Inc. 2012 Stock Incentive Plan, which are equity compensation plans governing stock options assumed by us in connection with the acquisitions of Mandiant and nPulse Technologies. As of December 31, 2016, there were a total of 830,303 shares subject to outstanding stock options assumed by us in connection with the acquisitions of Mandiant and nPulse Technologies. Those outstanding stock options had a weighted average exercise price of $8.03 per share. No additional awards may be made under those plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 3, 2017 for:

•	each of our directors and nominees for director;

•	each of the Named Executive Officers;

•	all of our current directors and current executive officers as a group; and

•	each person or group who is known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 177,856,766 shares of our common stock outstanding as of April 3, 2017. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 3, 2017, or issuable pursuant to restricted stock units that are subject to vesting conditions expected to occur within 60 days of April 3, 2017, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035.

Name of Beneficial Owner+	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Shapiro Capital Management LLC and Samuel R. Shapiro(1)	18,757,168	10.5%
The Vanguard Group(2)	11,403,274	6.4%
Directors and Named Executive Officers:
David G. DeWalt(3)	4,978,391	2.8%
Michael J. Berry(4)	113,830	*
Alexa King(5)	324,601	*
Kevin R. Mandia(6)	2,754,375	1.5%
Travis M. Reese(7)	572,650	*
William T. Robbins(8)	70,214	*
Kimberly Alexy(9)	23,211	*
Deepak Ahuja(10)	11,324	*
Ronald E. F. Codd(11)	231,110	*
William M. Coughran Jr.(12)	24,243	*
Stephen Pusey(13)	9,152	*
Enrique Salem(14)	207,191	*
All current directors and current executive officers as a group (11 persons)(15)	4,337,928	2.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

+	Certain options to purchase shares of our capital stock included in this table are early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.
(1)	As of February 28, 2017, the reporting date of the filing by Shapiro Capital Management LLC and Samuel R. Shapiro with the SEC on March 10, 2017 pursuant to Section 13(g) of the Exchange Act, (i) Shapiro Capital Management LLC, as investment advisor, has sole voting power with respect to 16,956,863 shares of our common stock, shared voting power with respect to 1,600,305 shares of our common stock, sole dispositive power with respect to 18,557,168 shares of our common stock and shared dispositive power with respect to zero shares of our common stock and (ii) Samuel R. Shapiro, the chairman, a director and majority shareholder of Shapiro Capital Management LLC, for his individual account, has sole voting power with respect to 200,000 shares of our common stock, shared voting power with respect to zero shares of our common stock, sole dispositive power with respect to 200,000 shares of our common stock and shared dispositive power with respect to zero shares of our common stock. Mr. Shapiro exercises dispositive power over the shares of our common stock held by Shapiro Capital Management LLC, may be deemed to have indirect beneficial ownership over such shares, and disclaimed beneficial ownership of all such shares. The principal business address of both Shapiro Capital Management LLC and Mr. Shapiro is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.
(2)	As of December 31, 2016, the reporting date of The Vanguard Group’s filing with the SEC on February 10, 2017 pursuant to Section 13(g) of the Exchange Act, The Vanguard Group, as investment advisor, has sole voting power with respect to 89,171 shares of our common stock, shared voting power with respect to 14,500 shares of our common stock, sole dispositive power with respect to 11,306,803 shares of our common stock and shared dispositive power with respect to 96,471 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 81,971 shares or .04% of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 21,700 shares or .01% of our common stock as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Represents shares held as of January 31, 2017, Mr. DeWalt’s last day of employment with us, consisting of (i) 4,336,947 shares held of record by Mr. DeWalt, (ii) 180,944 shares issuable pursuant to outstanding stock options, all of which were fully vested as of such date, (iii) 219,000 shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of David G. DeWalt 2009 Irrevocable Trust, (iv) 219,000 shares held of record by David G. DeWalt and Mary Kathleen DeWalt, trustees of Mary Kathleen DeWalt 2009 Irrevocable Trust, and (v) 22,500 shares held of record by the DeWalt Family Trust U/A DTD 04/01/2003. Mr. DeWalt shares voting and investment power with respect to the shares held of record by (i) David G. DeWalt and Mary Kathleen DeWalt, trustees of the David G. DeWalt 2009 Irrevocable Trust, (ii) David G. DeWalt and Mary Kathleen DeWalt, trustees of the Mary Kathleen DeWalt 2009 Irrevocable Trust, and (iii) DeWalt Family Trust U/A DTD 04/01/2003.
(4)	Consists of (i) 52,496 shares held of record by Mr. Berry as of February 3, 2017, Mr. Berry’s last day of employment with us, (ii) 13,500 shares held of record jointly by Mr. Berry and his wife as of February 3, 2017, and (iii) 47,834 shares of common stock issuable upon the vesting of restricted stock units within 60 days of February 3, 2017. Mr. Berry has shared voting and investment power with respect to the shares held of record jointly by Mr. Berry and his wife.
(5)	Consists of (i) 318,351 shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship and (ii) 6,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017. Ms. King has shared voting and investment power with respect to the shares held of record by Ms. King and David Yamamoto as community property with the right of survivorship.

(6)	Consists of (i) 2,269,499 shares held of record by Mr. Mandia, (ii) 340,691 shares held of record by Kevin R. Mandia 2011 Irrevocable Trust Dated July 29, 2011, and (iii) 144,185 shares held of record by Mr. Mandia’s wife. Mr. Mandia’s wife, as trustee, has shared voting and investment power with respect to the shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011. Mr. Mandia disclaims beneficial ownership of the shares held of record by the Kevin R. Mandia 2011 Irrevocable Trust dated July 29, 2011 and the shares held of record by Mr. Mandia’s wife.
(7)	Consists of (i) 86,828 shares held of record by Mr. Reese, (ii) 302,872 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 3, 2017, all of which will be fully vested as of such date, (iii) 6,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017, (iv) 121,585 shares held of record by the Travis M Reese Family Trust, for which Mr. Reese and his wife serve as trustees, (v) 35,000 shares held of record by the Travis M. Reese Revocable Trust, for which Mr. Reese serves as a trustee, and (vi) 20,115 shares held of record by Mr. Reese’s wife. Mr. Reese’s wife, as trustee, has shared voting and investment power with respect to the shares held of record by the Travis M Reese Family Trust. Mr. Reese disclaims beneficial ownership of the shares held of record by his wife.
(8)	Consists of 70,214 shares held of record by Mr. Robbins.
(9)	Consists of (i) 8,954 shares held of record by Ms. Alexy and (ii) 14,257 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017.
(10)	Consists of (i) 3,617 shares held of record by Mr. Ahuja, (ii) 6,707 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017, and (iii) 1,000 shares held of record by the Ahuja Family Trust. Mr. Ahuja, as trustee, has shared voting and investment power with respect to the shares held of record by the Ahuja Family Trust.
(11)	Consists of (i) 106,322 shares held of record by the Codd Revocable Trust Dtd March 6, 1998, (ii) 118,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 3, 2017, all of which were fully vested as of such date, and (iii) 6,788 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017. Mr. Codd, as trustee, has shared voting and investment power with respect to the shares held of record by the Codd Revocable Trust Dtd March 6, 1998.
(12)	Consists of (i) 10,553 shares held of record by Mr. Coughran and (ii) 13,690 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017.
(13)	Consists of (i) 2,510 shares held of record by Mr. Pusey and (ii) 6,642 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017.
(14)	Consists of (i) 192,123 shares held of record by Mr. Salem and (ii) 15,068 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017.
(15)	Consists of (i) 3,751,588 shares beneficially owned by our current directors and current executive officers, (ii) 508,864 shares issuable pursuant to outstanding stock options exercisable within 60 days of April 3, 2017, all of which will be fully vested as of such date, and (iii) 77,476 shares of common stock issuable upon the vesting of restricted stock units within 60 days of April 3, 2017.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and certain of our executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our audit committee has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we were, are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $50,000, and (iii) in which a related person had, has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction. The policy grants standing pre-approval of certain transactions, including (i) certain compensation arrangements of executive officers, (ii) certain director compensation arrangements, (iii) transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenue, (iv) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (v) transactions available to all U.S. employees generally.

CEO Travel Policy

In May 2016, our board of directors adopted a travel reimbursement policy whereby the individual serving as our Chief Executive Officer is permitted to travel by private aircraft for FireEye business trips. Under the policy, the individual is eligible for reimbursement for the incremental aircraft operating costs (e.g., minimum and segment fees) and catering fees charged by the carrier for such travel. The policy applies to any travel from and after January 1, 2016 and the total reimbursement for all eligible expenses with respect to private aircraft travel is capped at $1,000,000 per year. For fiscal 2016, there were reimbursements of $37,946 to Mr. DeWalt for such expenses incurred when he was our Chief Executive Officer.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2016, all Section 16(a) filing requirements were satisfied on a timely basis.

Available Information

Our financial statements for our fiscal year ended December 31, 2016 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on the Investor Relations section of our website at investors.FireEye.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to FireEye, Inc., Attention: Investor Relations, 1440 McCarthy Blvd., Milpitas, California 95035.

Company Website

We maintain a website at www.FireEye.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

*        *        *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote over the Internet or by telephone as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Milpitas, California

April 17, 2017

ANNUAL MEETING OF STOCKHOLDERS OF FIREEYE, INC. June 1, 2017 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18620 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003330300000000000 5 060117 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES ON PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect two Class I directors: FOR AGAINST ABSTAIN 1a. Kimberly Alexy 1b. Stephen Pusey 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017. 3. Advisory vote to approve named executive officer compensation. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” all nominees on Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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FIREEYE, INC.

Proxy for Annual Meeting of Stockholders on June 1, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Kevin R. Mandia, Frank E. Verdecanna and Alexa King as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of FireEye, Inc. held of record by the undersigned at the close of business on April 3, 2017 at the Annual Meeting of Stockholders to be held on June 1, 2017 at 10:00 a.m. Pacific Time at 1390 McCarthy Blvd., Milpitas, California 95035, and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

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